UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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CRITICAL PATH, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[GRAPHIC APPEARS HERE]

Critical Path, Inc.

350 The Embarcadero

San Francisco, California 94105-1204

October 8, 2004

To the Shareholders:

I am pleased to invite you to attend the Annual Meeting of Shareholders of Critical Path, Inc. to be held on Tuesday, November 16, 2004 at 10:00 a.m., local time, at the Company’s offices located at 350 The Embarcadero, San Francisco, California.

The agenda for this year’s meeting is identified and described in the enclosed materials. The Proxy Statement describes in detail the proposed items to be presented to the shareholders at the meeting. I encourage you to read the proxy carefully. Although one of the proposals submitted for your approval is a reverse stock split of Critical Path’s common stock, our board of directors has not made a determination to effect a reverse stock split at this time. We are seeking your approval of the reverse stock split at the Annual Meeting to avoid the additional costs of holding a special meeting at a later date should our board of directors determine that such action is in the best interests of Critical Path and its shareholders.

I am delighted you have chosen to invest in Critical Path, Inc. and hope that, whether or not you plan to attend the Annual Meeting, you will vote as soon as possible by completing, signing and returning the enclosed proxy card in the envelope provided. Your vote is important. Voting by written proxy will ensure your representation at the Annual Meeting even if you do not attend in person.

A copy of the Company’s Annual Report has been mailed with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting.

Sincerely,

/s/ Mark J. Ferrer

Mark J. Ferrer

Chief Executive Officer

CRITICAL PATH, INC.

350 The Embarcadero

San Francisco, California 94105-1204

(415) 541-2500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS—NOVEMBER 16, 2004

To the Shareholders:

The Annual Meeting of Shareholders of Critical Path, Inc., a California corporation (the “Company”), will be held on Tuesday, November 16, 2004 at 10:00 a.m., local time, at the Company’s offices located at 350 The Embarcadero, San Francisco, California, to:

(1)	Elect six directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

(2)	Approve (a) a capital restructuring proposal to permit the Board of Directors, in its sole discretion, to amend Critical Path’s Amended and Restated Articles of Incorporation to effect a reverse stock split of Common Stock at a specific ratio to be determined by the Board of Directors within a range from 1-for-2 to 1-for-20; and (b) the form of the Certificate of Amendment to the Amended and Restated Articles of Incorporation by which the Board of Directors may consummate such action;

(3)	Ratify the audit committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the 2004 fiscal year; and

(4)	Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

The names and biographies of the nominees for director are set forth in the enclosed Proxy Statement.

All shareholders are cordially invited and encouraged to attend the Annual Meeting. In any event, to ensure your representation at the Annual Meeting, please carefully read the accompanying Proxy Statement that describes the matters to be voted on at the Annual Meeting and sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to assure that all of your shares will be voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy card will assist the Company in preparing for the Annual Meeting.

Only shareholders of record at the close of business on September 21, 2004 (the “Record Date”) are entitled to notice of and to vote at this meeting and at any continuation or adjournment thereof. Please note that if your shares are held in “street name,” that is in the custody of a financial institution or other holder of record, you will vote through the institution or holder in whose name the shares are held. If you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors,

/s/ Michael J. Zukerman Michael J. Zukerman
Executive Vice President, General Counsel and Secretary

San Francisco, California

October 8, 2004

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 16, 2004

SOLICITATION OF PROXY, REVOCABILITY AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Critical Path, Inc., a California corporation (the “Company” or “Critical Path”), for use at the 2004 Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on Tuesday, November 16, 2004 at the Company’s offices located at 350 The Embarcadero, San Francisco, California.

The approximate date on which this Proxy Statement and the accompanying Proxy are first being sent to shareholders is on or about October 15, 2004.

Voting

Only shareholders of record of the common stock of the Company (“Common Stock”), including the holders of certain securities that are convertible into or exchangeable for Common Stock at the close of business on September 21, 2004 will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. Each share of Common Stock is entitled to one vote. Cumulative voting is not permitted. On September 21, 2004, there were 125,391,027 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, including the number of shares of Common Stock issuable upon conversion or exchange of certain convertible voting securities. Therefore, the presence at the Annual Meeting, either in person or by proxy, of a majority, or 62,695,514 shares of Common Stock, including the number of shares of Common Stock issuable upon conversion or exchange of certain securities into Common Stock, will constitute a quorum for the transaction of business at the Annual Meeting. See the section entitled “Special Note About Outstanding Shares” for further information on the Common Stock issuable upon the conversion or exchange of certain securities.

Directors are elected by a plurality vote. This means that the six nominees for director who receive the most votes cast in favor will be elected. For Proposal One, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors, except to the extent that withholding the authority to vote for an individual results in another individual receiving a larger number of votes. Proposal Two must be approved by the affirmative vote of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, including the number of shares of Common Stock issuable upon conversion or exchange of certain convertible or exchangeable voting securities, as well as by the affirmative vote of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, voting together as a separate class, whether or not represented by proxy at the Annual Meeting. In accordance with the Company’s Certificate of Designation of Preferences of Series D Redeemable Convertible Preferred Stock, Proposal Two must also be approved by a majority of the outstanding shares of the Series D Cumulative Redeemable Convertible Participating Preferred Stock (“Series D Preferred Stock”), voting together as a single class. Accordingly, for purposes of Proposal Two, any shares not voted (whether by abstention, broker non-vote or otherwise) will count as votes against Proposal Two. Approval of Proposal Three requires that the affirmative vote of the shares of Common Stock present in person or represented by proxy and entitled to vote, including the number of shares of Common Stock issuable upon conversion or exchange of certain convertible or exchangeable voting securities exceed the number of such shares voted against the proposal. Accordingly, for Proposal Three, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote.

Abstentions and broker non-votes will be counted for the purpose of determining if a quorum is present. Broker non-votes occur with respect to a particular (non-routine) matter when a nominee, such as a financial institution, returns a proxy, but is not permitted to vote on that matter without receiving voting instructions (via proxy vote) from the beneficial owner and instructions are not given. An automated system administered by ComputerShare Trust Company, Inc., the Company’s transfer agent, will tabulate votes cast by proxy and an employee of the transfer agent will serve as inspector of elections for the Common Stock and will tabulate votes cast in person at the Annual Meeting. An employee of the transfer agent also will tabulate separately affirmative and negative votes, abstentions and broker non-votes.

Shareholders may vote their shares at the Annual Meeting in person. If any shareholder is unable to attend the Annual Meeting, the shareholder may vote by proxy. The enclosed proxy card, when returned properly completed, will be voted as you direct on the proxy card. Should you receive more than one proxy card because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card to ensure that all of your shares will be voted. Only proxy cards that have been signed, dated and timely returned will be counted in the quorum and voted. If the enclosed form of proxy card is properly signed, dated and returned, the shares represented thereby will be voted at the Annual Meeting by the proxyholders in accordance with the instructions specified thereon. If the proxy card does not specify how the shares represented thereby are to be voted, the proxy will be voted for the election of each of the six nominees to the Board listed in the proxy card, unless the authority to vote for the election of any such nominee is withheld. If no contrary instructions are given, the proxy will be voted for the approval of Proposals Two and Three. The Company has not been notified by any shareholder of his or her intent to present a shareholder proposal at the Annual Meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any other business that may properly come before the meeting as well as any procedural matters, including, but not limited to, adjourning the meeting to a later time and place for the purpose of soliciting additional votes.

Holders of Exchangeable Shares, as defined in the section entitled “Special Note About Outstanding Shares,” will receive separate information regarding the exercise of their voting rights, which information accompanies this Proxy Statement. Holders of the Series D Preferred Stock and the Series E Preferred Stock will also receive information regarding the exercise of their voting rights.

Revocability of Proxies

Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing an instrument of revocation with the Secretary of the Company or by the presentation, at the meeting, of a duly executed proxy bearing a later date. It also may be revoked by attending the meeting and electing to vote in person.

Solicitation

The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material that may be furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Company may retain the services of an outside proxy solicitation firm at an estimated cost of approximately $10,000 to $15,000. The solicitation of proxies may also be made by the use of the mails and through direct communication with certain shareholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation for such solicitation. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about October 15, 2004.

Special Note About Outstanding Shares

Unless otherwise indicated, references to outstanding shares of Common Stock includes 46,989 shares of Common Stock issuable to non-affiliates of the Company upon the exchange of Class A Non-Voting preference shares of Critical Path Messaging Co., a Nova Scotia subsidiary of the Company, for Common Stock of the Company (the “Exchangeable Shares”). The Exchangeable Shares can be exchanged at any time for Common Stock of the Company upon the election of the holder. The holders of Exchangeable Shares are entitled to vote by directing the holder of the share of Special Voting Stock of the Company (“Special Voting Share”). The Special Voting Share has one vote for each share of Class A Non-Voting stock outstanding and held by non-affiliates.

Unless otherwise indicated, references to outstanding shares of Common Stock includes 102,830,424 shares of Common Stock that would be issuable if the 4,102,355 issued and outstanding shares of the Series D Preferred Stock and 55,900,143 issued and outstanding shares of Series E Preferred Stock converted into Common Stock as of the Record Date. The holders of Series D Preferred Stock and Series E Preferred Stock are entitled to one vote for each share of Common Stock into which their preferred stock may be converted.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, six directors are to be elected to serve until the next Annual Meeting and until their successors are duly elected and qualified, or until the death, resignation, or removal of such director. It is intended that the proxies will be voted for the election of William E. McGlashan, Jr., Mark J. Ferrer, Peter L.S. Currie, Ross Dove, Frost R.R. Prioleau and Michael J. Shannahan as directors unless authority to vote for any such nominee is withheld. The six nominees receiving the highest number of votes will be elected. If any nominee is unable to serve as a director, which we do not anticipate, the Board of Directors by resolution may reduce the number of directors or chose a substitute.

Under the terms of the Company’s agreement with the holders of Series D Preferred Stock, as long as 500,000 shares of the Series D Preferred Stock remain outstanding and certain investors hold at least a majority of the outstanding Series D Preferred Stock, they are entitled to elect one director to the Company’s Board of Directors. The director representing the holders of Series D Preferred Stock is Tom Tinsley.

Set forth below are the titles, biographical summaries and ages of (i) individuals (all of whom are current directors of the Company) that have been nominated by the Board for election as directors; (ii) Steven R. Springsteel, a current director of the Company who will not be standing for re-election; and (iii) Tom Tinsley, the director elected by the holders of Series D Preferred Stock in May 2004, who is not up for re-election at this time.

Directors

The current directors, including the six nominees for election as director, of Critical Path and their ages as of September 10, 2004 are as follows:

Name	Age	Position
William E. McGlashan, Jr.*	40	Chairman of the Board
Mark J. Ferrer*	44	Director and Chief Executive Officer
Peter L.S. Currie (3)*	48	Director
Ross Dove (1)(2)(3)*	51	Director
Frost R.R. Prioleau (2)(3)*	43	Director
Michael J. Shannahan (1)*	55	Director
Steven R. Springsteel (1)	46	Director
Tom Tinsley	51	Director

*	Nominee for Director
(1)	Member of the Audit Committee of the Board of Directors.
(2)	Member of the Compensation Committee of the Board of Directors.
(3)	Member of the Nominating and Corporate Governance Committee.

William E. McGlashan, Jr. has served as a director since December of 2001 and as Chairman of the Board since June 2002. Mr. McGlashan served as Chief Executive Officer from December 2001 through March 2004. Mr. McGlashan joined the Company in April 2001 as Interim President and Chief Operating Officer. He was appointed Interim Chief Executive Officer in August 2001. Until June 2004, Mr. McGlashan also served as the chief executive officer and founder of the Vectis Group LLC, an investment company which he founded in 2000. Prior to his tenure at Vectis, he was a venture partner at Whitney and Co., a venture capital firm, and was also the co-founder and president of Pharmanex, a phyto-pharmaceutical company from 1995 to 2000. He co-founded and served as chief executive officer of Generation Ventures, a firm funded by Whitney & Co., from 1993 to 1995 and also co-founded and served as president for TRADE, Inc. from 1991 to 1993. Prior to that, Mr. McGlashan was a senior associate at Bain Capital from 1990 to 1991. Mr. McGlashan currently serves as a director of Vectis Group LLC, Vivecon Corporation, Green Border Technologies, Inc. and two not-for-profit organizations, JustGive and the San Francisco Conservation Corps. Mr. McGlashan’s term expires in 2004.

Mark J. Ferrer has served as a director since May 2004 and as Chief Executive Officer since the end of March 2004. Prior to joining Critical Path, Mr. Ferrer served as president and chief executive officer of Vastera, Inc. from February 2002 to November 2003 and prior to that as its president and chief operating officer from December 1999 to November 2003. From April 1998 to December 1999, Mr. Ferrer held various management positions with the Baan Company, serving as president of Baan Americas and as chief operating officer of Aurum Software. From June 1982 to April 1998, Mr. Ferrer served in various roles at IBM Corporation. Mr. Ferrer serves on the board of directors of Plateau Systems, a private company, and as Chairman for Teach for America, DC, a not-for-profit corporation. Mr. Ferrer’s term expires in 2004.

Peter L. S. Currie has served as a director since January 2004. From January 2002 through April 2004, Mr. Currie served as a General Partner at General Atlantic Partners LLC (“GAP LLC”), a worldwide private equity firm, where he focuses on the Enterprise Software sector. Mr. Currie currently serves as a special advisor to GAP LLC. From May 1999 to December 2001, Mr. Currie was a partner and co-founder of The Barksdale Group, an early stage venture capital firm. Before that, he was Executive Vice President and Chief Administrative Officer of Netscape Communications from April 1995 until May 1999, following the sale of the company to AOL. From April 1989 to March 1995, Mr. Currie held various management positions at McCaw Cellular Communications (predecessor company to AT&T Wireless) including Executive Vice President and Chief Financial Officer, and Executive Vice President-Corporate Development. Mr. Currie’s term expires in 2004.

Ross Dove has served as a director since April 2003. Since 1980, Mr. Dove has served as chairman and chief executive officer of DoveBid, Inc. Mr. Dove’s term expires in 2004.

Frost R. R. Prioleau has served as director since February 2004. From September 2003 to the present, he has served as the managing partner of Blue Bridge Capital. Since January 2004, Mr. Prioleau has served as the Chief Executive Officer of Nova Media GP, LLC. Mr. Prioleau also serves as the Chief Executive Officer of Blue Plex Partners GP, LLC. From December 2000 to August 2002, Mr. Prioleau served as the President of Intraware, Inc., an internet software/services company. From May 2000 to December 2000, Mr. Prioleau served as the Executive Vice President of eServices of Intraware, Inc. From 1989 to 1998, Mr. Prioleau served as the President and Chief Executive Officer of Plynetics Express Corporation, a company that provides rapid-response prototyping and manufacturing services. From 1984 to 1989, Mr. Prioleau served as National Sales Manager of Precision Founders, Inc., a manufacturer of investment castings to aerospace, nuclear and medical companies. Mr. Prioleau’s term expires in 2004.

Michael J. Shannahan has served as a director since May 2004. From October 2003 through September 2004, Mr. Shannahan has served as Chief Financial Officer and Senior Vice President of Chordiant Software. Prior to joining Chordiant Software, Mr. Shannahan held the position of chief financial officer at a variety of companies, including MySimon, Inc., Tri Strata, Inc., Net Objects, Inc. and Broderbund Software, Inc. Before that, he was a partner at KPMG Peat Marwick. He previously served on the board of directors of IGN Entertainment, Inc. Mr. Shannahan’s term expires in 2004.

Steven R. Springsteel has served as director since April 2003. Mr. Springsteel has been senior vice president of finance and administration and chief financial officer of Verity, Inc., a provider of enterprise software, since January 2003. From November 2001 to January 2003, Mr. Springsteel was chief operating officer and chief financial officer of Sagent Technology, Inc., an enterprise business intelligence software company. Prior to joining Sagent Technology, Inc., he was chief operating officer and chief financial officer of NOCpulse, a provider of operation support system technology from 2000 to 2001. From 1996 to 2000, Mr. Springsteel served as executive vice president and chief financial officer of Chordiant Software, Inc. He currently serves as a director of Chordiant Software, Inc. Mr. Springsteel’s term expires in 2004 and he is not standing for re-election.

Tom Tinsley has served as a director since May 2004. Mr. Tinsley is a managing member of GAP LLC. Prior to joining GAP LLC, Mr. Tinsley served in a variety of executive positions with Baan Company, NV, including chairman and chief executive officer of Baan Company’s management board. Before that, he was a director at McKinsey & Company. In addition, in his capacity as a partner at GAP LLC, Mr. Tinsley is a director at Xchanging, Internosis, BMC Software, Meta4 N.V. and The FB Heron Foundation. Mr. Tinsley, who was appointed to the Board of Directors in May 2004 by the holders of a majority of the outstanding shares of Series D Preferred Stock, shall serve until the earlier of his resignation, his removal by holders of a majority of the outstanding shares of Series D Preferred Stock or such time as there are fewer than 500,000 shares of Series D Preferred Stock outstanding.

There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Vote Required

The Board of Directors has nominated William E. McGlashan, Jr., Mark J. Ferrer, Peter L.S. Currie, Ross Dove, Frost R.R. Prioleau and Michael J. Shannahan for election as directors. The six nominees receiving the highest number of votes will be elected. Tom Tinsley is elected by vote of the holders of the Series D Preferred Stock.

Recommendation of the Board of Directors

The Board of Directors recommends a vote for the election of the six nominees as Directors of the Company.

Unless authority to do so is withheld, the proxy holders named in each proxy will vote the shares represented thereby for the election of the six nominees as Directors of the Company.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Compensation of Directors. The Company reimburses each member of its Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings. Commencing with the appointment of a new chairman of the Audit Committee in April 2003, the Company pays $2,000 to the chairman for each Audit Committee meeting the chairman attends. No member of the Company’s Board of Directors receives any additional cash compensation for services rendered as a director. It has been the Board’s practice to grant non-employee directors a one time option to purchase 75,000 shares of Common Stock at the time of joining the Board, vesting over a four year period. However, where warranted and deemed to be in the best interests of the Company, the Company may grant additional options to directors at the time of joining the Board, or from time to time thereafter in connection with committee service or otherwise.

Director Independence. The Board of Directors has determined that Messrs. Currie, Dove, Prioleau, Shannahan and Springsteel are “independent” as defined by applicable listing standards of The Nasdaq Stock Market and the Securities and Exchange Commission (SEC) rules.

Meetings of the Board of Directors. During fiscal 2003, there were nine meetings of the Board of Directors, and the Board of Directors took action by written consent three additional times. During that period or such shorter period as a director served, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such director served, with the exception of the Honorable William S. Cohen, who attended less than 75% of the total number of meetings of the Board. The Company does not have any formal policy regarding Director attendance at the Annual Meeting and none of our directors attended the 2003 Annual Meeting.

Compensation Committee. Critical Path’s Compensation Committee in 2003 consisted of two non-employee directors, William E. Ford and Raul J. Fernandez, who each served on the Committee throughout 2003. The Compensation Committee met two times during 2003. The Compensation Committee currently consists of two non-employee directors, Ross Dove and Frost R.R. Prioleau. The Committee is responsible for determining salaries, bonuses, stock option grants, incentives and other forms of compensation for Critical Path’s directors and officers and administering the Company’s various stock and incentive compensation and benefit plans.

Audit Committee. Critical Path’s Audit Committee in 2003 consisted of three non-employee directors. Initially, the Audit Committee consisted of William E. Ford, Jeffrey Webber and Raul Fernandez. In April 2003, Messrs. Webber and Fernandez resigned from the Audit Committee, and Ross Dove and Steven R. Springsteel were appointed to fill the vacancies. The Audit Committee met four times during 2003. In compliance with Rule 4350(A)(d)(2)(B) of The Nasdaq Stock Market’s listing standards, the Board of Directors previously determined that Mr. Ford’s service on the Audit Committee was in the best interests of the Company and its shareholders because of the extent of his knowledge and experience in financial matters. Mr. Ford resigned from the Audit Committee in May 2004. The Audit Committee currently consists of three non-employee directors: Ross Dove, Michael J. Shannahan and Steven R. Springsteel. The Audit Committee meets independently with representatives of the Company’s independent accountants and with representatives of senior management. The committee reviews the general scope of the Company’s accounting, reporting, annual audit, matters relating to internal control systems and the fee charged by the independent accountants. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company’s independent accountants and for the engagement or discharge of the Company’s independent accountants. The charter for the Audit Committee is attached to this Proxy Statement as Appendix B and is also available on the Company’s website at www.criticalpath.net. All of the members of the Company are financially literate. Our board of directors has determined that Steven R. Springsteel and Michael J. Shannahan are “audit committee financial experts” within the applicable definition of the SEC.

Nominating and Governance Committee. The Nominating and Governance Committee was created in January 2004. The current members of the Nominating and Governance Committee are Peter L.S. Currie, Ross

Dove and Frost R. R. Prioleau. All members of the Nominating and Governance Committee are “independent” as defined by applicable listing standards of The Nasdaq Stock Market. The Nominating and Governance Committee is responsible for seeking and recommending to the Board of Directors qualified candidates for the election or appointment to the Board of Directors and for overseeing matters of corporate governance, including the evaluation of the Board of Director’s performance and processes, and assignment and rotation of members of the committees established by the Board of Directors. The duties and responsibilities of the Nominating and Governance Committee are set forth in detail in the Nominating and Governance Committee Charter, available on the company’s website at www.criticalpath.net. The Company does not currently employ an executive search firm, or pay a fee to any third party to locate qualified candidates for director positions.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making its nominations, the Nominating and Governance Committee and the Board of Directors as a whole considers relevant industry experience, general business experience, relevant financial experience, diverse perspective, skills most appropriate for Critical Path and compliance with independence and other qualifications necessary to comply with any applicable tax and securities laws and the rules and regulations thereunder, and Nasdaq corporate governance requirements. Specific consideration is also given to: (i) roles and contributions valuable to the business community, (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards, (iii) relevant knowledge and diversity of background and experience in such things as business, management, technology, finance and accounting, marketing, international business, government, industry knowledge, customer-base experience or perspective, crisis response, or leadership or strategic planning and the like, or (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

Shareholder Nominations of Directors

At this time, the Company does not have a formal policy with regard to the consideration of any director nominees recommended by shareholders because historically it has not received recommendations from its shareholders. Specifically, the Company did not receive any nominations for directors from shareholders for consideration at the 2004 Annual Meeting. However, any recommendations received from shareholders will be evaluated in the same manner that potential nominees recommended by members of the Board of Directors, the Nominating and Governance Committee, management or other parties are evaluated. Any shareholder nominations must be made in accordance with the Company by-laws, which currently require written notice to the Secretary of Critical Path mailed or delivered to 350 The Embarcadero, San Francisco, California 94105-1204 no less than 120 calendar days before the one-year anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. Nominations for election to the Board of Directors at the 2005 Annual Meeting of Shareholders must be received no later than June 16, 2005. The notice must set forth:

•	the name of each person the shareholder proposes to nominate for election or re-election;

•	the name, age, and address of the nominee;

•	a brief description of the qualifications of the nominee to serve as a member of the Board of Directors;

•	the consent of the nominee to serve as a director if elected;

•	the name and record address of the shareholder submitting the proposal;

•	the class and number of shares of Critical Path beneficially owned by the nominee and the shareholder submitting the nomination; and

•	any additional information that the Nominating and Governance Committee or the Board of Directors may request in connection with the nomination.

Shareholder Communications with the Board of Directors

The Board of Directors believes it is in the best interest of the Company and its shareholders to maintain a policy of open communication between shareholders and the Board. Accordingly, the Board of Directors has adopted the following procedures for shareholders who wish to communicate with the Board. Shareholders who wish to communicate with the Board of Directors or with specified directors should do so by sending any communication to the Board of Directors, c/o Investor Relations, Critical Path, Inc., 350 The Embarcadero, San Francisco, California 94105-1204, or by sending an email to ir@criticalpath.net.

Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The Investor Relations department will forward such communication to the full Board or to any individual director or directors to whom the communication is directed. However, if the communication is unduly hostile, threatening, illegal or similarly inappropriate, the Investors Relations department (after consultation with the Company’s legal department, if appropriate) may discard the communication or take appropriate legal action regarding the communication.

Compensation Committee Interlocks and Inside Participation

During fiscal 2003, Raul J. Fernandez and William E. Ford, both non-employee directors of the Company, served at various times on the Compensation Committee. During 2003, no member of the Company’s Board of Directors or Compensation Committee served as a member of the Board of Directors or compensation committee of any entity that had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and holders of more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. To its knowledge, the Company believes that during the fiscal year ended December 31, 2003, its officers, directors and holders of more than 10% of the Common Stock complied with all Section 16(a) filing requirements with the exception of the following late filings: Jeffrey Webber, a former director, failed to file a Form 4 to report the transfer of an option to buy Common Stock which took place on February 12, 2003. In making this statement, the Company has relied upon the written representations of its directors and officers.

Executive Officers and Other Key Employees

The executive officers and other key employees of Critical Path and their ages as of September 10, 2004 are as follows:

Name	Age	Position
Mark J. Ferrer	44	Director and Chief Executive Officer
James A. Clark	48	Executive Vice President and Chief Financial Officer
Patrick Tracy Currie	42	Executive Vice President, Services and General Manager of Hosted Operations
Michael J. Zukerman	44	Executive Vice President, General Counsel and Secretary
Menelaos (Michael) Serbinis	30	Chief Technology Officer
Barry Twohig	37	Executive Vice President, Engineering
Mark Palomba	45	Executive Vice President, Worldwide Services, Support and Asia Pacific

Mark J. Ferrer has served as Chief Executive Officer since the end of March 2004 and as a director since May 2004. Prior to joining Critical Path, Mr. Ferrer served as president and chief executive officer of Vastera,

Inc. from February 2002 to November 2003 and prior to that as its president and chief operating officer from December 1999 to November 2003. From April 1998 to December 1999, Mr. Ferrer held various management positions with the Baan Company, serving as president of Baan Americas and as chief operating officer of Aurum Software. From June 1982 to April 1998, Mr. Ferrer served in various roles at IBM Corporation. Mr. Ferrer serves on the board of directors of Plateau Systems, a private company, and as chairman for Teach for America, DC, a not-for-profit corporation.

James A. Clark has served as Executive Vice President and Chief Financial Officer since February 2004. Prior to joining Critical Path, from January 2002 to October 2003, he was the chief financial officer at Diversified Healthcare Services, Inc., which was recently acquired by Fair Isaac Corporation. Before that, he was the chief financial officer at several software and services businesses, including StellarNet, Inc. from February 2001 to January 2002, Netopia, Inc. from November 1994 to February 2001 and Integral Systems, Inc from November 1985 to November 1994. He is a certified public accountant.

Patrick Tracy Currie has served as Executive Vice President, Operations and General Manager, Hosted Operations since November 2002 and prior to that served as a consultant to the Company from July 2002. From December 2000 to July 2002, Mr. Currie founded and served as president of CTD, LLC, a business consulting company providing services to technology industry clients. Prior to his founding of CTD, from September 2000 to November 2000, Mr. Currie headed a start-up venture called MSP Holdings, funded by Thoma-Cressey Equity Partners. Prior to that from May 1996 to August 2000, Mr. Currie served as senior vice president of Tanning Technology Corporation, a professional services firm.

Michael J. Zukerman has served as Executive Vice President, General Counsel and Secretary since June 2001. From July 1999 to June 2001, he was vice president of business development for Driveway Corporation, a provider of web-based file storage services. Prior to that, Mr. Zukerman was senior vice president of business development, general counsel and secretary at Sega.com, Inc., from October 1996 to June 1999. From 1989 to October 1996, Mr. Zukerman was vice president and general counsel at Netopia, Inc. Prior to that, Mr. Zukerman was an attorney with Brobeck, Phleger & Harrison LLP.

Menelaos (Michael) Serbinis has served as Chief Technology Officer since February 2001. Mr. Serbinis joined Critical Path as its Chief Security Officer in March 2000 and served in this capacity until February 2001. From November 1997 to March 2000, Mr. Serbinis was the chief technology officer of The docSpace Company, which he co-founded in November 1997. From September 1996 to October 1997, Mr. Serbinis was a software engineer for Total Control, a subsidiary of General Electric. From April 1996 to August 1996, Mr. Serbinis was responsible for search engine engineering at Zip2 Corporation.

Barry Twohig has served as Executive Vice President, Engineering since October, 2002 and as Vice President, Messaging since November 2000, after joining the Company as a result of the acquisition of ISOCOR Corporation, where he held Director of Engineering and other engineering management positions, since February 1995. From August 1988 to January 1995, Mr. Twohig served in various roles at Retix Corporation.

Mark Palomba joined Critical Path in May 2004 as Executive Vice President, Worldwide Services, Support and Asia Pacific. Prior to joining Critical Path, Mr. Palomba served as Senior Vice President, Global Operations at Vastera, Inc. from February 2000 to December 2003. Prior to joining Vastera, Mr. Palomba served as Senior Vice President of Consulting for Baan Americas, a software company from January 1999 to February 2000 and as Vice President of Consulting, Client Services for Aurum Software from July 1998 to January 1999. From 1982 to July 1998, Mr. Palomba held numerous positions with the IBM Corporation.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table sets forth certain information regarding beneficial ownership of Common Stock as of September 10, 2004 by:

•	each person or entity known to Critical Path to own beneficially more than 5% of Critical Path’s Common Stock;

•	each of Critical Path’s directors and director nominees;

•	the Chief Executive Officer of the Company as of December 31, 2003, each of the four other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 during the year ended December 31, 2003 who were employed by the Company as of December 31, 2003 (two of whom are no longer with the Company), and one former executive officer whose total salary and bonus exceeded $100,000 during the year ended December 31, 2003 but who was not employed by the Company as of December 31, 2003 (collectively, the “Named Executive Officers”); and

•	all executive officers and directors as a group.

BENEFICIAL OWNERSHIP TABLE

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned		Shares of Series D Preferred Stock Beneficially Owned	Shares of Series E Preferred Stock Beneficially Owned	Right to Acquire Ownership of Common Stock Within 60 Days of September 10, 2004		Total of Common Stock	Percent of Common Stock(2)	Percent of Series D Preferred Stock(2)	Percent of Series E Preferred Stock	Percent of Common Stock, Series D Preferred Stock and Series E Preferred Stock (As Converted)(2)
5% SHAREHOLDERS
Entities affiliated with General Atlantic Partners, LLC(3) 3 Pickwick Plaza Greenwich, CT	—		2,545,455	7,333,332	36,807,770		36,807,770	2.7	62.0	13.1	29.3
Scott Smith and affiliated entities(4) c/o Camelot Management Corp. 3 Pickwick Plaza Greenwich, CT	1,071,888		—	—	—		1,071,888	4.8	—	—	0.9
Peter Kellner and affiliated entities(5) c/o Richmond I, LLC 10563 Brunswick Road, Suite 7 Grass Valley, CA 95945	1,272,259		—	—	—		1,272,259	5.6	—	—	1.0
Cheung Kong (Holdings) Limited and affiliated(6) 8th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	—		872,727	21,863,334	31,943,081		31,943,081	—	21.3	39.1	25.5
Vectis Group, LLC and affiliated entities(7) c/o BPM 600 California Street Suite 1300 San Francisco, CA 94180	—		581,818	—	6,577,821		6,577,821	—	14.2	—	5.3
Apex Capital, LLC and affiliated entities(8) 25 Orinda Way, Suite 300 Orinda, CA 94563	—		—	11,307,865	11,418,032		—	—	—	20.2	9.1
DIRECTORS AND NAMED EXECUTIVE OFFICERS
William E. McGlashan, Jr.	30,288	(9)	—	—	1,219,395	(10)	1,249,683	5.3	—	—	1.0
Mark J. Ferrer	1,388,191		—	—	197,287	(11)	1,585,478	7.0	—	—	1.3
Paul Bartlett	—		—		414,059	(12)	414,059	1.8	—	—	*
Patrick Currie	—		—		126,562	(13)	126,562	*	—	—	*
Barry Twohig	4,511		—	—	109,250	(14)	113,761	*	—	—	*
Bernard Harguindeguy	—		—	—	277,343	(15)	277,343	1.2	—	—	*
Robert Shipp	—		—	—	—		—	—	—	—	—
Peter Currie	—		—		14,062	(16)	14,062	*	—	—	*
Ross Dove	—		—	—	28,125	(17)	28,125	*	—	—	*
Tom Tinsley (18)	—		2,545,455	7,333,332	36,815,582	(19)	36,815,582	2.7	62.0	13.1	29.3
Michael J. Shannahan	—		—	—	7,812	(20)	7,812	*	—	—	*
Frost R.R. Prioleau	—		—	—	12,500	(21)	12,500	*	—	—	*
Steven R. Springsteel	—		—	—	28,125	(22)	28,125	*	—	—	*
All Named Executive Officers and current directors, nominees and executive officers as a group (17 persons)(23)	1,424,702		2,545,455	—	39,665,506		41,090,208	18.8	62.0	*	31.9

*	Amount represents less than 1% of the indicated class or classes of stock.
(1)	Unless otherwise indicated, the address for each of the executive officers and directors above is c/o Critical Path, Inc., 350 The Embarcadero, San Francisco, California 94105-1204.
(2)	Applicable percentage ownership of Common Stock is based on 22,560,021 shares of Common Stock issued and outstanding as of September 10, 2004 including 46,989 shares of Common Stock issuable upon exchange of Exchangeable Shares of Class A Non-Voting Preferred Shares of Critical Path Messaging Co., an unlimited liability company existing under the laws of the Province of Nova Scotia and a wholly-owned subsidiary of the Company. Each Exchangeable Share is exchangeable for one Common Share. Applicable percentage ownership of Series D preferred stock is based on 4,102,355 shares of Series D preferred stock issued and outstanding on September 10, 2004. Applicable percentage ownership of Series E preferred stock is based on 55,900,722 shares of Series E preferred stock issued and outstanding on September 10, 2004. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission (SEC). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or convertible or exchangeable into such shares of Common Stock, held by that person, that are currently exercisable or exercisable within 60 days of September 10, 2004 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of another person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.
(3)	According to a Schedule 13D/A, dated as of July 9, 2004, filed jointly by General Atlantic Partners, LLC (GAP), General Atlantic Partners 74, L.P. (GAP 74), GapStar, LLC (GapStar), GAP Coinvestment Partners II, L.P. (GAPCO) and GAPCO GmbH & Co. KG (KG) and GAPCO Management GmbH (GmbH Management and, collectively with GAP, GAP 74 and GapStar, GAPCO and KG, the Reporting Persons), the Reporting Persons own no shares of the Company’s Common Stock. The Reporting Persons report collective beneficial ownership as to 2,545,455 shares of the Company’s Series D preferred stock, which are convertible into 28,514,877 shares of Common Stock, 7,333,332 shares of the Company’s Series E Preferred Stock which are initially convertible into 7,333,332 shares of Common Stock and warrants to purchase 625,000 shares of Common Stock that are exercisable within 60 days of September 10, 2004. GAP is the general partner of GAP 74 and the sole member of GapStar. The managing members of GAP (other than Klaus Esser) are also the general partners of GAPCO. GAP and the managing members of GAP report shared voting and dispositive power of the 2,545,455 shares of Series D preferred stock and the warrants to purchase 625,000 shares of Common Stock held by the Reporting Persons. GAP 74 owns 2,091,218 shares of Series D preferred stock or 23,426,392 shares of Common Stock on an as converted basis, 6,070,185 shares of Series E preferred stock or 6,070,185 shares of Common Stock on an as converted basis and owns warrants to purchase 513,468 shares of Common Stock. GapStar owns 159,091 shares of Series D preferred stock or 1,782,180 shares of Common Stock on an as converted basis, 466,928 shares of Series E preferred stock or 466,928 shares of Common Stock on an as converted basis and owns warrants to purchase 39,063 shares of Common Stock. GAPCO owns 295,146 shares of Series D preferred stock or 3,306,305 shares of Common Stock on an as converted basis, 783,036 shares of Series E preferred stock or 783,036 shares of Common Stock on an as converted basis and warrants to purchase 72,469 shares of Common Stock. KG owns 13,183 shares of Series E preferred stock or 13,183 shares of Common Stock on an as converted basis. The number of shares of Common Stock into which the Series D preferred stock and Series E preferred stock convert as reflected in this footnote does not include the accretion of dividends after the date of the applicable Schedule 13D. The number of shares of Common Stock as reflected in the table does include such accretion of dividends. The number of shares in this footnote have been adjusted to reflect the stock split effected on August 1, 2003.
(4)	Scott Smith filed a Schedule 13G/A, dated as of February 11, 2003, with the SEC on behalf of himself and related parties described herein. According to the Schedule 13G/A, shares are held for the account of Camelot Management Corporation, Camelot Offshore Fund Limited and Scott Smith. Scott Smith is an officer of Camelot Management Corporation and a director of Camelot Offshore Fund Limited. Scott Smith reported beneficial ownership of 1,071,888 shares of Common Stock as of December 31, 2002. The shares held consist of 268,325 shares of Common Stock held for the account of Camelot Management Corporation, 268,325 shares of Common Stock held for the account of Camelot Offshore Fund Limited and 1,071,888 shares of Common Stock held for the account of Scott Smith. The reporting person reported shared voting power over 1,071,888 shares and shared dispositive power over 1,071,888 shares. The number of shares in this footnote have been adjusted to reflect the stock split effected on August 1, 2003.
(5)	Peter Kellner filed a Schedule 13D, dated as of February 4, 2004, with the SEC on behalf of himself and related parties described herein. According to the Schedule 13D, shares are held for the account of Richmond I, LLC and Peter Kellner. Peter Kellner has voting and dispositive voting power over Richmond I, LLC. Peter Kellner reported beneficial ownership of 1,330,084 shares of Common Stock which was adjusted to include 57,825 options exercisable within 60 days of February 2, 2004. The shares held consist of 696,056 shares of Common Stock held for the account of Richmond I, LLC and 1,330,084 shares of Common Stock held for the account of Peter Kellner. The reporting person reported shared voting power over 1,330,084 shares and shared dispositive power over 1,330,084 shares. The number of shares of Common Stock held for the account of Peter Kellner as reflected in the table does not include the 57,825 shares subject to options based on the Company’s determination that such options have expired since the filing of the Schedule 13D.
(6)

According to a Schedule 13D/A, dated as of July 9, 2004, filed by jointly by Cheung Kong (Holdings) Limited (Cheung Kong), Campina Enterprises Limited, an indirect wholly owned subsidiary of Cheung Kong (Campina), Hutchison Whampoa Limited (HWL), an entity in which Cheung Kong holds a 49.97% interest, Cenwell Limited, an indirect wholly owned subsidiary of HWL (Cenwell), CK Life Sciences Int’l., (Holdings) Inc. (CK Life), an entity in which Cheung Kong holds a 44.0% interest, and Great Affluent Limited (GAL), an indirect wholly owned subsidiary of CK Life, Campina and Cenwell hold 436,363 and 436,364 shares of Series D preferred stock, respectively, collectively convertible into 9,771,650 shares of Common Stock. Campina, Cenwell and GAL hold 3,390,000, 3,113,333 and 12,916,667 shares of Series D Preferred Stock, respectively, collectively convertible into 19,420,000 shares of Common

Stock. Dragonfield and Lion Cosmos Limited hold 666,667 and 1,776,667 shares of Series E preferred stock, collectively convertible into 2,443,334 shares of Common Stock. Cheung Kong and Campina report shared voting and dispositive power as to the shares held by Campina. Cheung Kong, HWL and Cenwell reported shared voting and dispositive power as to the shares held by Cenwell. CK Life and GAL reported shared voting and dispositive power of shares held by GAL. Cheung Kong disclaims beneficial ownership of the shares of Series D preferred stock and Series E preferred stock beneficially owned by Cenwell and HWL and disclaims beneficial ownership of the shares of Common Stock issuable upon conversion of shares of Series E preferred stock beneficially owned by CK Life and GAL. Cheung Kong, Campina, HWL, Cenwell, CK Life and GAL disclaim beneficial ownership of shares issuable upon conversion of the shares of Series E preferred stock held by Dragonfield and Lion Cosmos Limited. The number of shares of Common Stock into which the Series D preferred stock and Series E preferred stock convert as reflected in this footnote does not include the accretion of dividends after the date of the applicable Schedule 13D/A. The number of shares as reflected in the table does include such accretion of dividends.

(7)	Vectis Group LLC, a Delaware limited liability company (Vectis), filed a Schedule 13D, dated as of August 8, 2003, with the SEC on behalf of itself and related parties. According to the Schedule 13D, shares are held for the account of Vectis, the reporting person. Matthew Hobart is the sole managing member of Vectis. The shares held consist of 2,064,780 shares of Common Stock issuable upon the conversion of shares of Series D preferred stock, including the accretion of dividends. The shares exclude shares held individually by the principals of Vectis and shares beneficially owned by the principals of Vectis subject to options exercisable within 60 days of September 10, 2004. The number of shares of Common Stock into which the Series D preferred stock convert as reflected in this footnote does not include the accretion of dividends after the date of the applicable Schedule 13D. The number of shares as reflected in the table does include such accretion of dividends.
(8)	Permal U.S Opportunities Limited, Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited, Zaxis Institutional Offshore, Barclays Global Investors Limited, Zaxis Partners, L.P. and Guggenheim Portfolio Company XIII hold 3,334,673, 570,929, 904,923, 4,287,103, 399,972, 198,305, 1,146,835 and 465,125 shares of Series E preferred stock, respectively, collectively convertible into 11,418,032 shares of Common Stock.
(9)	Includes (i) 20,000 shares of Common Stock purchased by Mr. McGlashan’s spouse and (ii) 10,288 shares purchased under the Company’s employee stock purchase plan.
(10)	Includes 1,219,395 shares subject to options exercisable within 60 days of September 10, 2004.
(11)	Consists of 197,287 shares subject to options exercisable within 60 days of September 10, 2004.
(12)	Consists of 414,059 shares subject to options exercisable within 60 days of September 10, 2004.
(13)	Consists of 126,562 shares subject to options exercisable within 60 days of September 10, 2004.
(14)	Consists of 109,250 shares subject to options exercisable within 60 days of September 10, 2004.
(15)	Consists of 277,343 shares subject to options exercisable within 60 days of September 10, 2004.
(16)	Consists of 14,062 shares subject to options exercisable within 60 days of September 10, 2004.
(17)	Consists of 28,125 shares subject to options exercisable within 60 days of September 10, 2004.
(18)	Mr. Tinsley is a managing member of GAP and a general partner of GAPCO. GAP is the general partner of GAP 74 and the sole member of GapStar. The general partners of GAPCO are also managing members of GAP. The general partner of KG is Management GmbH. The managing members of GAP have investment and voting power over KG and Management GmbH. GAP 74, GAP, GapStar, GAPCO, KG and Management GmbH (collectively, the “GAP Group”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Because the GAP Group beneficially owns, in the aggregate, in excess of the 10% of the outstanding shares of Common Stock of the Company, the GAP Group is an affiliate of the Company. Mr. Tinsley has no pecuniary interest in any of the securities owned by GmbH Coinvestment. Mr. Tinsley disclaims beneficial ownership of such other securities except to the extent of his pecuniary interest therein. The address of the GAP Group (other than GmbH Coinvestment and Management GmbH) is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830. The address of Mr. Tinsley is 2401 Pennsylvania Avenue, N.W., Washington, D.C. 20037. The address of GmbH Coinvestment and Management GmbH is Koenigsallee 62, 40212 Duesseldorf, Germany.
(19)	Includes 28,777,990 shares issuable upon the conversion of the Series D preferred stock, 7,404,780 shares issuable upon the conversion of the Series E preferred stock and exercise of warrants to purchase 625,000 shares of Common Stock. See footnote 3 above. Mr. Tinsley disclaims beneficial ownership of the securities described in footnote 3 above except to the extent of his pecuniary interest therein. Also includes 7,812 shares subject to options exercisable within 60 days of September 10, 2004.
(20)	Consists of 7,812 shares subject to options exercisable within 60 days of September 10, 2004.
(21)	Consists of 12,500 shares subject to options exercisable within 60 days of September 10, 2004.
(22)	Consists of 28,125 shares subject to options exercisable within 60 days of September 10, 2004.
(23)	Includes shares beneficially owned by the directors, nominees and executive officers as a group including the named executive officers and Messrs. Clark, Zukerman and Serbinis. “Shares of common stock beneficially owned” includes an aggregate of 1,712 shares of Common Stock beneficially owned by Mr. Zukerman and “right to acquire ownership of common stock within 60 days of September 10, 2004” includes 415,404 shares subject to options exercisable within 60 days of September 10, 2004 held by Messrs. Clark, Zukerman and Serbinis.

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes all compensation earned by or paid to the Named Executive Officers for services rendered in all capacities to Critical Path during the fiscal years ended December 31, 2003, 2002, and 2001.

Summary Compensation Table for Last Three Fiscal Years

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Securities Underlying Options (2)	All Other Compensation ($)
William E. McGlashan, Jr. (3) Chairman of the Board of Directors and Former Chief Executive Officer	2003 2002 2001	392,500 437,637 189,000		— — 500,000	625,000 250,000 1,003,250	— — —

Patrick Tracy Currie General Manager, Hosted Operations and Executive Vice President, Services	2003 2002 2001	287,517 — —		— — —	37,500 — —	423,428 — —	(4)

Robert A. Shipp Former President	2003 2002 2001	218,750 11,963 —		— — —	— — —	262,500 — —	(5)

Barry Twohig Executive Vice President, Engineering	2003 2002 2001	221,042 157,716 152,759		— — —	112,500 — —	— — —

Paul Bartlett (6) Former Chief Operating Officer	2003 2002 2001	261,667 219,319 —		— — —	437,500 — —	8,907 — —	(6)

Bernard Harguindeguy (10) Former General Manager Identity Management	2003 2002 2001	269,200 283,801 —	(7)	— 100,000 —	— 375,000 —	376,685 13,673 —	(8)(9) (9)

(1)	The Company did not pay any discretionary bonuses to its executive officers in 2003. In connection with certain employment agreements and commission plans, the Company paid commissions in fiscal 2003 as noted herein.
(2)	The number of shares in this column has been adjusted to reflect the reverse stock split effected on August 1, 2003.
(3)	Mr. McGlashan joined Critical Path in April 2001 as interim Chief Operating Officer and President. In August 2001, Mr. McGlashan accepted the position of interim Chief Executive Officer and entered into an employment agreement with the Company. Mr. McGlashan ceased serving as Chief Executive Officer in March 2004 and remains the Company’s Chairman of the Board.
(4)	Mr. Currie earned in 2003 $106,000 in commissions which were paid in 2004. In 2003, Critical Path paid consulting fees of $317,428 to CTD, LLC, an affiliate of Mr. Currie.
(5)	In connection with his separation from Critical Path in December 2003, Mr. Shipp received a lump sum separation payment of $262,500.
(6)	Mr. Bartlett joined Critical Path in April 2002 as Executive Vice President, Corporate Development, and was appointed to the additional role of Chief Financial Officer in February 2003. In November 2003, Mr. Bartlett transitioned to his current role as Chief Operating Officer and relocated to Dublin, Ireland. In connection with his relocation to Ireland he was reimbursed for $8,907 in taxable relocation expenses. Mr. Bartlett’s employment with Critical Path ended in June 2004.

(7)	Mr. Harguindeguy earned $155,563 in commissions paid in 2003.
(8)	Mr. Harguindeguy earned $63,458 in commissions which were paid in 2004. He also received a one-time payment of $300,000 in connection with a substantial modification of his title, duties and responsibilities at Critical Path.
(9)	Mr. Harguindeguy received $13,227 and $13,673 for use of a corporate car during 2003 and 2002, respectively.
(10)	Mr. Harguindeguy’s employment with Critical Path ended in September 2004.

Stock Options

The following table provides summary information concerning option grants to the Named Executive Officers during 2003 and the potential realizable value of the options held by each Named Executive Officer at the end of fiscal year 2003.

Option Grants in Fiscal Year 2003

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)(2)		Percentage of Total Options Granted to Employees in 2003 (3)	Exercise of Base Price ($/Share) (4)(5)	Expiration Date	Aggregate Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)(5)(6)
						5% (5)	10% (5)
William E. McGlashan, Jr.	625,000	(5)	18.7	3.12	04/24/2013	$3,176,345	$5,057,798
Patrick Tracy Currie	37,500	(6)	1.1	3.12	04/24/2013	$190,581	$303,468
Robert A. Shipp	—		—	—	—	—	—
Barry Twohig	112,500		3.3	3.12	04/24/2013	$571,742	$910,404
Paul Bartlett	187,500		7.3	3.28	01/15/2013	$1,270,538	$2,023,119
	250,000		5.4	3.12	04/24/2013	$1,001,770	$1,595,152
Bernard Harguindeguy	—		—	—	—	—	—

(1)	Except where otherwise noted in the footnote below, these stock options have a ten-year term, vesting ratably on a monthly basis, and become fully vested on the fourth anniversary of the vesting start date.
(2)	The number of shares in this column has been adjusted to reflect the reverse stock split effected on August 1, 2003.
(3)	Based on options to purchase an aggregate of 3,441,125 shares of Common Stock granted during fiscal 2003 (adjusted to reflect the reverse stock split effected on August 1, 2003) and vesting over various periods of time based on continued employment and other performance metrics.
(4)	The exercise price is equal to fair market value that is the closing price of the Company’s Common Stock on the Nasdaq National Market on the date prior to the date of grant.
(5)	The exercise prices reflected or utilized for the calculation in this column have been adjusted to reflect the reverse stock split effected on August 1, 2003.
(6)	The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent Critical Path’s estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved. Actual gains, if any, on stock option exercises will depend on future performance of the Company’s Common Stock, the officer’s continued employment through applicable vesting periods and the date on which the options are exercised.

FISCAL YEAR END OPTION VALUES

The following table provides summary information concerning stock options held as of December 31, 2003 by each of the Named Executive Officers. None of the Named Executive Officers exercised options in 2003.

Aggregated Option Exercises in Last Fiscal Year And Fiscal

Year-End Option Values(1)

Name	Share Acquired on Exercise(#)	Value Realized ($)(2)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options($)(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
William E. McGlashan, Jr.	—	—	522,999	855,251	—	—
Patrick Tracy Currie	—	—	78,645	158,855	—	—
Robert A. Shipp	—	—	145,831	354,169	—	—
Barry Twohig	—	—	79,548	110,563	—	—
Paul Bartlett	—	—	158,850	466,149	—	—
Bernard Harguindeguy	—	—	212,239	162,761	—	—

(1)	The number of shares and the exercise prices of the options in this table have been adjusted to reflect the reverse stock split effected on August 1, 2003.
(2)	The value realized is calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at the time of exercise. For purposes of this table, fair market value is deemed to be $1.33 per share, the closing price of the Common Stock as reported on the Nasdaq National Market on December 31, 2003. Calculations that result in a negative value are reflected as no value realized in the above table.
(3)	The value of unexercised in-the-money options at fiscal year-end is based on a price per share of $1.33, the closing price quoted on the Nasdaq National Market on December 31, 2003, minus the exercise price.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

In August 2001, William E. McGlashan, Jr. entered into an employment agreement with the Company under which he was appointed interim Chief Executive Officer. In January 2002 the agreement was amended and restated in its entirety in connection with Mr. McGlashan’s appointment as Chief Executive Officer. The employment agreement provides Mr. McGlashan, as Chief Executive Officer, with an annual base salary of $450,000 per year. As an inducement to enter into this agreement, Mr. McGlashan received a bonus of $500,000 and a loan commitment in the amount of up to $4.0 million for the purchase of a principal residence. However, in May 2002, the Compensation Committee of the Board and Mr. McGlashan agreed to amend the employment agreement in order to reduce the amount of the loan commitment to $1.5 million, which was not funded and is discussed further below. Mr. McGlashan is also eligible to receive an annual cash bonus of up to 200% of his base salary to be paid at the end of each fiscal year beginning with the fiscal year ending December 31, 2002. Mr. McGlashan did not receive any cash bonus for his services during the fiscal year ended December 31, 2003. In September 2003, Mr. McGlashan’s employment agreement was amended to reduce his base salary to $300,000 until such time as Critical Path meets specified performance targets. For the purposes of the bonus tied to Mr. McGlashan’s base salary described above and the change in control severance payment described below, Mr. McGlashan’s salary will continue to be considered unchanged.

In August 2001, Mr. McGlashan received an option to purchase 375,000 shares of Common Stock at an exercise price of $1.60 per share, which was fair market value at the time of grant. The option vested one-third upon grant, one-third one year from grant and one-third on December 31, 2004 or upon the earlier achievement of positive earnings before interest, taxes, depreciation and amortization (EBITDA) prior to June 30, 2002. In November 2001, Mr. McGlashan was granted an option to purchase 203,250 shares at an exercise price of $4.52 per share, which was fair market value at the time of grant, on the same terms and conditions and in the same pro rata proportions to the vesting schedule above. In December 2001, Mr. McGlashan was granted an option to purchase 425,000 shares at an exercise price of $10.24 per share, which was fair market value at the time of grant, vesting in equal monthly installments over a three-year period. In May 2002, in connection with the reduction of the loan commitment, Mr. McGlashan was also granted an option to purchase 250,000 shares of Common Stock, at an exercise price of $6.96, which was fair market value at the time of grant. The option was immediately exercisable subject to the Company’s lapsing right of repurchase over a three year period. Mr. McGlashan exercised his right to early exercise and purchase the shares through a promissory note and stock pledge agreement in May 2002. In April 2003, Mr. McGlashan was granted an option to purchase 625,000 shares at an exercise price of $3.12 per share, which was the fair market value on the date of grant. The terms of each of the above-referenced and summarized loans are also discussed in the section of this Proxy Statement entitled “Transactions With Related Parties – Loans to Officers.”

Pursuant to Mr. McGlashan’s employment and change of control agreement, following a change in control of Critical Path, all of Mr. McGlashan’s unvested options to purchase shares of Common Stock will become vested in certain circumstances. In addition, in the event Mr. McGlashan’s employment is terminated for any reason other than for cause or if he resigns as a result of constructive termination, the Company will pay Mr. McGlashan a lump sum payment equal to the sum of twelve months of salary and 50% of his prior year’s bonus. Mr. McGlashan will also be entitled to receive employee benefits, including health care coverage, for a period of twelve months following his termination and any unvested stock options will vest as to the amount that would have vested had Mr. McGlashan continued to work for the Company for an additional twelve months. The terms of these agreements were amended in March 2004 in connection with Mr. McGlashan’s termination as Chief Executive Officer as more fully described in the section of this Proxy Statement entitled “Transactions with Related Parties – Severance Agreements.”

In April 2002, the Company entered into an employment agreement with Paul Bartlett to be the Company’s Executive Vice President, Business Development. In February 2003, Mr. Bartlett became Chief Financial Officer and Executive Vice President, Corporate Development and was granted an option to purchase an additional 187,500 shares of Common Stock at an exercise price of $3.28 per share, which was the fair market value at the time of grant. In April 2003, Mr. Bartlett was granted an additional option to purchase 250,000 shares of Common Stock at an exercise price of $3.12 per share, which was the fair market value on the date of grant. In August 2003, Mr. Bartlett’s employment agreement was amended, adding the position of Chief Operating Officer, and relocating him to Dublin, Ireland. His base salary was also reduced to $200,000, except for the purposes of the change in control severance arrangement described below, and the Company agreed to reimburse him for certain relocation expenses. In addition, such amendment provides that if Mr. Bartlett’s employment is terminated for any reason other than for cause, he will be entitled to salary continuation for nine months following his termination unless he receives other employment at a specified salary. In November 2003, the Company further amended its arrangement with Mr. Bartlett to provide for his separation from the Company no later than June 2004 and with Mr. Bartlett serving only as Chief Operating Officer on a transitional basis until his separation. The Company also agreed to accelerate the vesting of certain options upon his termination. As provided in Bartlett’s amended employment agreement, Mr. Bartlett’s employment with the Company terminated in June 2004.

In January 2002, the Company entered into an employment agreement with Bernard Harguindeguy, pursuant to which Mr. Harguindeguy became employed as Executive Vice President, Chief Marketing Officer at a base salary of $300,000 per year. Mr. Harguindeguy is eligible to receive an annual cash bonus of up to $300,000 upon the satisfaction of certain performance criteria. As an inducement to enter into this agreement, Mr. Harguindeguy received a bonus of $100,000. In the event Mr. Harguindeguy’s employment is terminated by the Company for any reason other than for cause, the Company will pay to Mr. Harguindeguy a lump sum payment equal to $300,000. Mr. Harguindeguy was also granted options to purchase shares of Common Stock, which options vest over time. Following a change of control of Critical Path, all of Mr. Harguindeguy’s options will become vested in certain circumstances.

In May 2003 and in connection with a substantial modification of Mr. Harguindeguy’s title, duties and responsibilities at the Company he received a one-time payment of $300,000 and transitioned to a 100% commission-based compensation plan as Executive Vice President, General Manager of Identity Management. In October 2003, the Company also agreed to pay Mr. Harguindeguy a bonus upon attaining specified targets in connection with the possible future sale of one of the Company’s business units. No amounts have been paid under this agreement.

In November 2003, the Company entered into an employment agreement with Patrick Tracy Currie pursuant to which Mr. Currie became employed as Executive Vice President, Operations and General Manager, Hosted Services at a base salary of $250,000 per year. Mr. Currie is eligible to receive an annual cash bonus of up to $500,000 upon the satisfaction of certain performance criteria. In the event Mr. Currie’s employment is terminated for any reason other than Cause (as defined in the employment agreement), the Company will pay Mr. Currie a lump sum payment equal to fifty percent of his then current annual salary. The Company also granted Mr. Currie options to purchase 175,000 shares of common stock at an exercise price equal to the fair market value at the time of grant, which options vest over time. If Mr. Currie is terminated other than for Cause within twelve months of a change of control, all of Mr. Currie’s options will become vested.

In August 2003, the Company entered into an Amendment to Employment Agreement and Release of Claims with Robert A. Shipp in connection with the modification of his duties and responsibilities. Pursuant to the amendment, the Company agreed to pay Mr. Shipp a lump sum $262,500 plus commissions for Mr. Shipp’s participation in closing transactions with specified customers in consideration of terminating Mr. Shipp’s salary and bonus eligibility and a release of any actual or potential claims by Mr. Shipp in connection with his employment with the Company. Under this amendment, Mr. Shipp was paid $262,500 in severance payments and no commissions. Pursuant to Mr. Shipp’s original employment agreement, in the event Mr. Shipp is terminated by the Company without Cause or by Mr. Shipp with Good Reason (each as defined in the employment agreement) within twelve months of a Change of Control (as defined in the employment agreement), all of Mr. Shipp’s options will become vested. Mr. Shipp’s employment with Critical Path ended in December 2003.

During 2003, the Company entered into change of control severance agreements with certain of its key employees. These agreements provide that so long as the employee signs and does not revoke a standard release of claims with the Company, the employee is entitled to certain severance payments if the employee is involuntarily terminated (as defined in the agreement) within twenty-four months following a change of control (as defined in the agreement) of Critical Path or within three months on or before a change of control. Assuming the conditions under the agreements that trigger payment obligations are met, the aggregate payment under these agreements is currently estimated to be between $3.5 million and $5.0 million. In addition, in 2003, the Company agreed that if Mr. Twohig is involuntarily terminated (as defined in the agreement) within twelve months following a change of control (as defined in the agreement), all of Mr. Twohig’s options will become vested.

TRANSACTIONS WITH RELATED PARTIES

Severance Agreements

In May 2002, David Hayden resigned as Executive Chairman and as a director. In connection with a separation agreement finalized in July 2002, in addition to benefits paid in 2002, Mr. Hayden received a continuation of health and welfare benefits until May 31, 2003 and an extension of time to repay the $1.95 million loan with the Company and to exercise his vested stock options until no later than June 30, 2005, acceleration of a portion of his unvested options if a change of control of Critical Path occurs prior to September 30, 2003.

In November 2002, Pierre Van Beneden terminated his employment as President, but continued through January 2003 as a consultant. In connection with a separation agreement and release, Mr. Van Beneden agreed to provide consulting services on a commissioned basis and the Company agreed to provide the benefits to which he was entitled under his employment agreement. Such employment agreement benefits, which were paid in January 2003 upon the completion of the consulting term, included a lump sum payment of $337,500, representing nine months base salary, accelerated vesting on a portion of his option grants and commissions of $50,000. These payments reflect all of the Company’s cash obligations to Mr. Van Beneden, and accordingly, no additional payments will be made in connection with the consulting services portion of his termination agreement. As an additional benefit under the separation agreement, Mr. Van Beneden was granted an extension until January 17, 2004 to exercise his option grants. The Company and Mr. Van Beneden executed a mutual release of all claims.

In February 2003, Laureen DeBuono terminated her employment as executive vice president and chief financial officer, but continued through June 2003 as a consultant. In connection with a separation agreement and release, Ms. DeBuono received a lump sum payment of $208,000, representing four months base salary, and a $25,000 payment intended to cover reimburseable expenses incurred during her tenure. Ms. DeBuono was paid $125,000 associated with the consulting work performed through June 2003. As an additional benefit under the separation agreement, Ms. DeBuono was granted an extension until December 31, 2004, to exercise her option grants, resulting in a charge of $92,000 to stock-based expenses.

In August 2003, the Company entered into an Amendment to Employment Agreement and Release of claims with Robert A. Shipp in connection with the modification of his duties and responsibilities, the terms of which are discussed above under the heading “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

In April 2002, the Company entered into an employment agreement with Paul Bartlett. The terms of the agreement with Mr. Bartlett, as amended, are described above under the heading Employment Contracts and Termination of Employment and Change-in-Control Arrangements.

In connection with Mr. McGlashan’s termination as Chief Executive Officer and continuation as Chairman of the Board, the Company entered into a Separation Agreement with him that amends and restates provisions of his employment and change of control agreements. Under his employment agreement, Mr. McGlashan received a cash severance payment of $405,000, which amount (less applicable taxes) was withheld and used to repay a portion of an outstanding loan from the Company to Mr. McGlashan as discussed in more detail under the heading “Loans to Officers” below. We additionally agreed to pay him an annual salary of $80,000 in connection with his continuing service to the Company. We also amended Mr. McGlashan’s change of control agreement to provide that Mr. McGlashan will be entitled to the change of control benefits under this agreement if Critical Path undergoes a change of control within nine months rather than the existing three months provided in the original agreement, following his termination as Chief Executive Officer and to reduce the amount of any change in control payment by the amount of his $405,000 severance payment. As provided in Mr. McGlashan’s employment agreement, all of the options held by Mr. McGlashan will have one year of accelerated vesting. The Separation Agreement provides that the options will be exercisable for three years following his termination.

Loans to Officers

During 2001 and in connection with his employment agreement, the Company made a loan and held a note receivable from David C. Hayden, its former Executive Chairman, totaling $1.5 million. Mr. Hayden’s note and loan agreement were amended in February 2002 to increase the amount to $1.95 million. As amended in 2002, Mr. Hayden’s full recourse note accrued interest at the rate of 6.75% per annum and provided that it may be forgiven upon the achievement of a performance-based milestone whereby a change of control event occurs with consideration received by the shareholders in excess of $10.00 per share. Mr. Hayden’s loan is due and payable no later than June 30, 2005. The largest aggregate amount of indebtedness during 2003 was $2,248,424, which was the amount outstanding as of December 31, 2003. As of September 10, 2004, principal and $390,575 in accrued interest under Mr. Hayden’s note totaled $2,340,575. Interest payments are due and payable on August 13th of each year that the loan is outstanding. Mr. Hayden terminated his employment and resigned from the Board in May 2002.

In December 2001 and in connection with his amended and restated employment agreement, the Board approved a secured loan to Mr. McGlashan to be used for the purchase of a principal residence in the San Francisco Bay Area. In May 2002, the Compensation Committee and Mr. McGlashan agreed to amend Mr. McGlashan’s employment agreement to reduce the amount of the loan to $1.5 million from $4.0 million. The housing loan is to be secured by the residence, by the pledge of Mr. McGlashan’s personal options and shareholdings in the Company and other assets of Mr. McGlashan to the extent necessary such that at all times the assets securing the loan equal at least 120% of the principal and interest outstanding on the housing loan and any other loan secured by the residence. Interest on the housing loan is to be accrued at 4.75%, and is deferred until the principal is due, over a 10-year term. The housing loan provides that it shall be forgiven upon a change of control event where consideration received by the shareholders exceeds $10.00 per share. In the event Mr. McGlashan terminates his employment either by voluntary resignation or for cause, as defined in the agreement, the housing loan shall be due and payable, with interest, no later than 12 months following such termination. In the event Mr. McGlashan is terminated for any reason other than his voluntary resignation or cause, the housing loan shall remain outstanding for the remainder of its term. We have not yet funded the housing loan and, accordingly, no accrued interest is currently outstanding. The largest aggregate amount of indebtedness during 2003 was $904,874, which was the amount outstanding as of December 31, 2003.

In May 2002, in connection with the reduction of the principal amount available under the housing loan, Mr. McGlashan received an option grant of 1,000,000 shares of Common Stock and an opportunity to early exercise and immediately exercised the option through a full-recourse promissory note and stock pledge agreement. In March 2004, in connection with Mr. McGlashan’s termination as Chief Executive Officer, Mr. McGlashan was permitted to repay the loan in principal amount and interest of approximately $1.8 million by surrendering all of the shares of Common Stock acquired by early exercise. Pursuant to the terms of the early exercise agreement and promissory note, the Company applied the fair market value of his vested shares as of April 14, 2004 and the original purchase price of $6.96 to the unvested shares, with an aggregate value of approximately $1.2 million, towards the repayment of this loan. In addition, Mr. McGlashan applied approximately $240,000 (the net amount of the $405,000 severance payment described above after applicable tax withholdings) towards the repayment of this loan. We agreed to forgive in full the remaining approximately $360,000 of principal and interest on the loan in exchange for Mr. McGlashan’s agreeing to serve as Chairman of the Board; to terminate the Company’s previous commitment to provide a loan of up to $1.5 million to purchase a residence, which was never funded; and to provide a general release of claims against the Company.

Commercial Relationships

Consulting Agreements

In April 2002, the Company retained the services of CTD, LLC (“CTD”), an operational planning consulting company. The founder and president of CTD is Patrick Tracy Currie, who subsequently became Executive Vice President, Operations and General Manager of Hosted Operations following the termination of the consulting arrangement with CTD as described below. Mr. Currie and his spouse share full ownership of CTD. Under the terms of the Statement of Work entered into between the Company and CTD, CTD received payments for its services based on daily rates as well as reimbursement of costs associated with the work performed. In connection with this consulting arrangement, the Company paid CTD an aggregate of approximately $320,000 in 2003.

Investment Transactions

In November 2001, the Company entered into a financing transaction with a group of investors that resulted in gross cash proceeds of approximately $30 million as well as the retirement of $65 million in face value of 5 3/4% Convertible Subordinated Notes. In connection with the financing, the Company issued and sold four million shares of Series D preferred stock (currently convertible into approximately 45 million shares of Common Stock) and warrants to purchase 625,000 shares of Common Stock, to a group of investors that included General Atlantic Partners 74, L.P., GapStar, LLC and GAP Coinvestment Partners II, L.P. (collectively, “General Atlantic”), which entities are associated with Tom Tinsley and Peter L.S. Currie, two current directors, and William E. Ford and Raul J. Fernandez, two former directors, Vectis Group LLC and its affiliated entities (“Vectis”), which is associated with the Chairman of the Board and former Chief Executive Officer, William E. McGlashan, Jr., and Cheung Kong (Holdings) Limited and its affiliated entities (“Cheung Kong”). Until amended in July of 2004, the preferred stock accrued and cumulated dividends at 8% and is convertible into shares of Common Stock at the option of the holder. The warrants are exercisable at any time until November 8, 2006 and were issued with an original exercise price of $4.20 per share.

As part of this transaction, we, General Atlantic, Vectis and Cheung Kong entered into a Stockholders Agreement pursuant to which the investors were granted preemptive rights for certain issuances of capital stock and rights to designate board members as described below. The Stockholders Agreement also limited these investors’ ability to acquire additional shares of capital stock, solicit proxies and propose business combination transactions involving Critical Path. The parties also entered into a Registration Rights Agreement pursuant to which each of General Atlantic and Cheung Kong were granted one demand registration right and all the parties were granted “piggy-back” registration rights.

In November 2003, General Atlantic (with its affiliate GAPCO GmbH & Co. KG) and Cheung Kong (with some additional affiliates) entered into a Convertible Note Purchase and Exchange Agreement with the Company. Under this agreement, General Atlantic loaned the Company $10,000,000. We also agreed, subject to obtaining shareholder approval, to convert the $10,000,000 loan from General Atlantic and approximately $32,795,000 of 5 3/4% Subordinated Convertible Notes, due April 1, 2005, held by Cheung Kong into an aggregate of approximately 29.2 million shares of Series E preferred stock. We waived the standstill provisions of the Stockholders Agreement for these transactions. We also agreed, subject to obtaining shareholder approval, to amend the terms of the existing Series D preferred stock (which is held by General Atlantic, Vectis, Cheung Kong and MBCP PeerLogic, LLC and its affiliates) to, among others, modify the liquidation preference upon a liquidation or a change in control, to eliminate the participation feature upon a liquidation or change in control, to reduce the conversion to Common Stock price from $4.20 to $1.50 and to reduce the amount of dividends to which the holders of Series D preferred stock are entitled. In addition, the Company agreed, subject to obtaining shareholder approval, to amend the warrants to purchase 625,000 shares of Common Stock held by General Atlantic to reduce the exercise price from $4.20 to $1.50. The Company, its subsidiary Compass Holding Corp., and General Atlantic entered into a Guaranty and Security Agreement pursuant to which Compass guaranteed the Company’s payment and performance of all obligations under the loan documentation. On July 2, 2004, the Company obtained consent from its shareholders for the actions described in this paragraph.

As a result of these transactions, General Atlantic, Cheung Kong and Vectis are each deemed to be beneficial owners of more than five percent of the Company’s Common Stock. General Atlantic currently owns 2,545,455 shares of Series D Preferred Stock, convertible as of September 10, 2004 into approximately 28,777,990 shares of Common Stock, 7,333,332 shares of Series E Preferred Stock, convertible as of September

10, 2004 into approximately 7,404,780 shares of Common Stock and warrants to purchase 625,000 shares of Common Stock at an exercise price of $1.50 per share. Cheung Kong currently owns 872,727 shares of Series D Preferred Stock, convertible as of September 10, 2004 into approximately 9,866,734 shares of Common Stock, and 21,863,333 shares of Series E Preferred Stock, convertible as of September 10, 2004 into approximately 22,076,347 shares of Common Stock. Vectis currently owns 581,818 shares of Series D Preferred Stock, convertible as of September 10, 2004 into approximately 6,577,821 shares of Common Stock.

As part of the November 2003 transaction, the parties amended the Stockholders Agreement to add the additional General Atlantic and Cheung Kong affiliates that were parties to the November 2003 agreement, to grant Cheung Kong the right to nominate a director, as described below, and to grant Cheung Kong additional approval rights for certain corporate actions of the Company. The parties also amended the Registration Rights Agreement to include the additional General Atlantic and Cheung Kong affiliates that were parties to the November 2003 agreement and to include the shares of Common Stock issuable upon conversion of the Series E preferred stock. The Convertible Note Purchase and Exchange Agreement, the Amended and Restated Stockholders Agreement and the Amended and Restated Registration Rights Agreement were filed as exhibits to the Current Report on Form 8-K filed on November 20, 2003.

For so long as 500,000 shares of the Series D preferred stock are outstanding and a majority of the Series D preferred stock is owned by General Atlantic, the holders of the Series D preferred stock are entitled to elect one of the Company’s directors. In December 2001, the holders of the Series D preferred stock elected William E. Ford, a managing member of General Atlantic Partners, LLC, to serve on the Board of Directors. Mr. Ford resigned in May 2004 and was replaced by Tom Tinsley, a managing member of General Atlantic Partners. Cheung Kong is entitled to nominate one director.

Indemnification

Our articles of incorporation limit the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the California Corporations Code. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that the Company may indemnify its directors and officers to the fullest extent permitted by California law, including in circumstances in which indemnification is otherwise discretionary under California law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms.

REPORT OF THE COMPENSATION COMMITTEE

The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

Compensation Philosophy

The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers whose contributions are critical to the long-term success of the Company. The Company’s compensation program for executive officers is based on the same four principles applicable worldwide to compensation decisions for all employees of the Company:

•	The Company pays its employees competitively. The Company is committed to maintaining a pay program that helps attract and retain the best people in the industry. To ensure that pay is competitive, the Company regularly compares its pay practices with those of other leading companies and sets its pay parameters based in part on this review.

•	The Company compensates and incentivizes employees for sustained performance. Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as profitability, performance relative to competitors and timely new product introductions. Individual performance is evaluated by reviewing organizational and management development progress against set objectives.

•	The Company strives for fairness in the administration of pay. The Company strives to compensate a particular individual equitably compared to other executives at similar levels both inside the Company and at comparable companies.

•	The Company believes that employees, including executive officers, should understand the performance evaluation and pay administration process. The process of assessing an employee’s performance is as follows: (i) at the beginning of the performance cycle, the evaluating manager and the employee, or the Compensation Committee and the executive officer, set and agree upon objectives and key goals; (ii) the evaluating manager gives the employee ongoing feedback on performance; (iii) at the end of the performance cycle, the manager evaluates the accomplishment of objectives and key goals; (iv) the evaluating manager communicates the comparative results to the employee; and (v) the comparative results affect decisions on salary and, if applicable, stock incentives.

Compensation Elements

The Company has had a successful history of using a simple total compensation program that consists of cash and equity-based compensation. Having a compensation program that allows the Company to attract and retain key employees permits it to provide useful products and services to customers, enhance shareholder value, motivate technological innovation, foster teamwork, and adequately reward employees. The elements of compensation are:

• Cash-Based Compensation

Salary

The Company establishes salary ranges for employees, including executive officers, by reviewing the aggregate of base salaries for competitive positions in the market. The Company uses salary survey data and generally, the Company sets its competitive salary midpoint for an executive officer position at the median level compared to those companies it surveys. The Company then creates a salary range based on this midpoint. The range is designed to place an executive officer at, above or below the midpoint, according to that officer’s overall individual performance. As described above, overall individual performance is measured against the following factors: long-term strategic goals, short-term business goals, the development of employees and the fostering of teamwork and other Company values. In both setting goals and measuring an executive officer’s performance against those goals, the Company takes into account the performance of its competitors and general economic and market conditions. None of the factors included in the Company’s strategic and business goals is assigned a specific weight. Instead, the Company recognizes that these factors may change in order to adapt to specific business challenges and to changing economic and marketplace conditions.

Bonuses

For 2003, the Company put in place a bonus plan for non-commissioned employees based in part on the achievement of Company-wide metrics and in part on individual discretionary performance goals. No bonus payments were made as the Company did not achieve the metrics designated in the plan in order to trigger bonus payments. During 2003, certain executives and employees of the Company received bonus payments either discretionary in nature or in connection with their individually negotiated commission plans or their employment and termination agreements.

• Equity-Based Compensation

Stock Incentive Program

The purpose of the Company’s Stock Incentive program is to provide additional incentives to employees to work towards maximizing shareholder value. The Company also recognizes that a stock incentive program is a necessary element of a competitive compensation package for its employees. The program utilizes vesting periods to encourage key employees to continue in the employ of the Company and thereby acts as a retention device for key employees. The Company believes that the program encourages employees to maintain a long-term perspective with a goal of contributing to overall shareholder value.

Chief Executive Officer Compensation

In fiscal year 2003, the Company’s most highly compensated officer was William E. McGlashan, the Company’s former Chief Executive Officer, a position he held from August of 2001 through March 2004, after joining the Company as its interim President and Chief Operating Officer in April 2001. The Compensation Committee used the same overall compensation policy described above for all employees to determine Mr. McGlashan’s fiscal 2003 compensation package, which includes both cash- and equity-based compensation. Mr. McGlashan did not receive any cash bonus for his services during the fiscal year ended December 31, 2003. In setting the parameters of the compensation package, the Compensation Committee made an overall assessment of Mr. McGlashan’s leadership and achievement in reaching the Company’s long-term strategic and business goals.

COMPENSATION COMMITTEE

Ross Dove1

Raul J. Fernandez2

William E. Ford2

Frost R.R. Prioleau1

1.	Appointed to the Compensation Committee in 2004. Accordingly, Mr. Dove and Mr. Prioleau did not participate in the activities described in this report for the fiscal year ended December 31, 2003.
2.	Served on the Compensation Committee throughout 2003 and participated in the activities described in this report, but is not a current member of the Compensation Committee.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return of the Company’s Common Stock with the cumulative total return on the Nasdaq Stock Market (U.S. companies) Index and the S&P Internet Software & Services Index. The period shown commences on March 29, 1999, the Company’s first trading day on the Nasdaq National Market, and ends on December 31, 2003, the end of the Company’s last fiscal year. The graph assumes an investment of $100 on March 29, 1999, and the reinvestment of any dividends.

The comparisons in the graph below are based on historical data and are not indicative of, nor intended to forecast, future performance of the Company’s Common Stock.

COMPARISON OF 57 MONTH CUMULATIVE TOTAL RETURN*

AMONG CRITICAL PATH, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE S & P INTERNET SOFTWARE & SERVICES INDEX

Last Trading Day	3/29/99	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Critical Path, Inc.	100.00	143.26	46.68	4.16	0.77	0.50
Nasdaq Stock Market (U.S.)	100.00	165.38	99.74	79.17	54.73	81.83
S&P Internet Software & Services	100.00	114.26	36.86	25.37	23.39	64.61

*	$100 invested on 3/29/99 in stock or on 3/31/99 in index—including reinvestment of dividends. Fiscal year ending December 31.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (Securities Act), or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Report of the Compensation Committee and the preceding Performance Graph shall not be incorporated by reference into any of these filings, nor shall the report or graph be incorporated by reference into any future filings.

PROPOSAL NO. 2

APPROVAL OF GRANT OF AUTHORITY TO BOARD OF DIRECTORS TO EFFECT A

REVERSE STOCK SPLIT BY AMENDMENT TO ARTICLES OF INCORPORATION

The Board of Directors recommends that the shareholders approve (a) a capital restructuring proposal to permit the Board of Directors, at its sole discretion, to amend the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split of the Common Stock at a specific ratio to be determined by the Board of Directors within a range from 1-for-2 to 1-for-20 (the “Reverse Stock Split”) and (b) the form of the Certificate of Amendment to the Company’s Amended and Restated Articles of Incorporation by which the Board of Directors may consummate such action (the “Certificate of Amendment”). The board of directors has not made a determination to effect a reverse stock split at this time. We are seeking your approval of the reverse stock split at the Annual Meeting to avoid the additional costs of holding a special meeting at a later date should our board of directors determine that such action is in the best interests of the Company and its shareholders.

Pursuant to the Reverse Stock Split as appropriate and depending upon market and other conditions, each two to twenty shares of the outstanding Common Stock and Exchangeable Shares on the date of the Reverse Stock Split (the “Existing Shares”) will be automatically converted into one share of Common Stock or one Exchangeable Share, as the case may be (the “New Shares”). The Reverse Stock Split will also alter the number of shares of Common Stock authorized for issuance at the same ratio of the Reverse Stock Split of outstanding shares, so that each two to twenty shares of the authorized Common Stock on the date of the Reverse Stock Split will be automatically converted into one share of authorized Common Stock. The Reverse Stock Split will be effected only upon a determination by the Board of Directors that the Reverse Stock Split is in the best interest of the Company and its shareholders at such time, and thereupon the Board of Directors will select, at its discretion, the ratio of the Reverse Stock Split, which will be a ratio to be determined from a range of 1-for-2 to 1-for-20. The Reverse Stock Split will become effective upon the filing of a Certificate of Amendment with the Secretary of State of California, and the Board of Directors reserves the right not to make such filing if it deems it appropriate not to do so. The form of the Certificate of Amendment to effect the Reverse Stock Split is attached to this Proxy Statement as Appendix A. The following discussion is qualified in its entirety by the full text of the Certificate of Amendment, which is hereby incorporated by reference.

To the extent that after such Reverse Stock Split, the Company is unable to achieve compliance with the continued listing requirements of The Nasdaq National Market, the Company will consider listing its shares of Common Stock on another national exchange, likely the Nasdaq SmallCap Market to the extent the Company meets such exchange’s listing requirements at such time.

Purpose of the Reverse Stock Split

Listing on Nasdaq National Market

The Board of Directors believes the Reverse Stock Split may be desirable to assist the Company in its efforts to meet the requirements for continued listing on The Nasdaq National Market (the “National Market”) by helping to raise the trading price of the Common Stock and by increasing investor interest in the Company. The Company’s Common Stock has been listed on the National Market since 1999. One of the key requirements for continued listing on the National Market is that the Common Stock must maintain a minimum bid price equal to or greater than $1.00 per share as required by Nasdaq Marketplace Rules 4450(b)(4) and 4450(e)(2). A company’s failure to meet Nasdaq’s minimum bid price for 30 consecutive business days normally results in delisting proceedings, unless the company can demonstrate compliance with those requirements for a minimum of ten consecutive days during a 180-day grace period that immediately follows the initial 30-day period of non-compliance. Nasdaq may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive days.

On September 9, 2004, the Company received a Nasdaq Staff Determination letter indicating that the Company had failed to comply with the minimum bid price requirement for a minimum of 30 days. The Company was notified in such letter that it had until March 8, 2005 to regain compliance with the minimum closing bid price of $1.00 for a minimum of ten consecutive trading days or face delisting action by the National Market. If the Company fails to regain compliance with the minimum bid requirements during the 180-day grace period, the Company may be eligible for an additional 180-day grace period if it meets all of the requirements for initial listing on the National Market other than the minimum bid price requirement; however, the Company would not be eligible for this extension at this time. The Board of Directors approved a resolution to solicit shareholder approval for a reverse stock split of Common Stock, if needed.

The Board of Directors believes that delisting of the Common Stock by Nasdaq could adversely affect the Company’s ability to attract new investors, may result in decreased liquidity of the outstanding shares of Common Stock and, consequently, could reduce the price at which such shares trade and increase the transaction costs inherent in trading such shares with overall negative effects for shareholders. In addition, the Board of Directors believes that delisting of the Common Stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in the Common Stock, and might deter certain institutions and persons from investing in Critical Path stock at all. There can be no assurance, however, that (1) approval and implementation of the Reverse Stock Split will succeed in achieving and maintaining the closing bid price of the Common Stock above $1.00 per share, (2) even if the National Market’s closing minimum bid price maintenance standard were immediately satisfied, the Company would be able to meet its other quantitative continued listing criteria, or (3) the Common Stock would not later be delisted by the National Market, or other national exchange on which Critical Path may be listed, for any of a variety of other reasons.

Even though the Reverse Stock Split, by itself, would not affect the Company’s assets or prospects, the Reverse Stock Split could be followed by a decrease in the aggregate market value of the Common Stock. The Board of Directors, however, believes that this risk is offset by the prospect that the Reverse Stock Split will improve the likelihood that the Company will be able to maintain its Nasdaq listing and may, by increasing the per share price, make an investment in the Common Stock more attractive to certain investors. If the Company’s Common Stock is delisted from the National Market, trading of the Company’s securities would thereafter have to be conducted in the over-the-counter markets. In such event, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.

The purpose of the Reverse Stock Split is to increase the per share market value of the Common Stock. The Board of Directors intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is likely to improve the market price of the Common Stock and improve the likelihood that the Company will be allowed to maintain its listing on the National Market. If the Reverse Stock Split is authorized by the shareholders, the Board of Directors will have the discretion to implement the Reverse Stock Split, select the exchange ratio to be applied, or decide not to effect the Reverse Stock Split at all. The Board of Directors has proposed an exchange ratio range in order to give it the flexibility to select an exchange ratio that it believes will cause the per share trading price of the Common Stock to reach and maintain a level well above $1.00 if the Company is unable to regain compliance during the 180-day grace period and any extensions thereof. In determining the appropriate exchange ratio, the Board of Directors may consider, among other factors:

•	the per share price of the Common Stock immediately prior to its determination of the split exchange ratio;

•	the historical fluctuations or patterns in the trading price and volume of the Common Stock;

•	projections for the Company’s financial condition and results of operations in both the short-term and long-term; and

•	other facts and circumstances the Board of Directors may deem relevant to any decision to increase the per share trading price of the Common Stock well above the $1.00 level minimum closing bid price requirement.

If the trading price of the Common Stock increases before the Reverse Stock Split is effected, the Reverse Stock Split may not be necessary. Alternatively, the Board of Directors may determine that the Reverse Stock Split is appropriate but that the increase in the stock price would necessitate a lower ratio than if the trading price had decreased or remained constant. No further action on the part of the shareholders would be required to either effect or abandon the Reverse Stock Split.

Other Nasdaq Requirements

In addition to the $1.00 minimum closing bid price per share requirement described above, the continued listing of the Common Stock on the National Market is subject to the maintenance of the other quantitative and qualitative requirements set forth in the Nasdaq National Market Listing Requirements, which the Company may or may not satisfy at any point in time. In particular, the Nasdaq National Market Listing Requirements require that a company currently included in the National Market meet other listing standards to maintain its continued listing including, but not limited to, stockholders’ equity, asset and revenue minimums, public float and minimum market value of public float, minimum number of round lot shareholders, minimum number of market makers and compliance with Nasdaq corporate governance rules.

Potential Increased Investor Interest

In addition, the Board of Directors believes a higher per-share price for the Common Stock may help generate investor interest in the Company. On September 10, 2004, the Common Stock closed at $0.66 per share. In approving the Reverse Stock Split, the Board of Directors considered that the Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide analyst coverage of lower priced stocks. Also, the Board of Directors believes that most investment funds are reluctant to invest in lower priced stocks.

Potential Risks of the Reverse Stock Split

If the Board of Directors does effect the Reverse Stock Split, there can be no assurance that the bid price of the Common Stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split, that the market price of the post-split Common Stock can be maintained at or above $1.00, or that the Common Stock will not be delisted from the National Market, or any other national exchange on which Critical Path may be listed, for other reasons. The market price of the Common Stock will also be based on the Company’s performance and other factors, many of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the liquidity of the Common Stock could be affected adversely by the reduced number of shares outstanding after the Reverse Stock Split.

Potential Effects of the Reverse Stock Split

Pursuant to the Reverse Stock Split, assuming the maximum requested for approval ratio of 1-for-20 is employed, each holder of 20 shares of the Common Stock immediately prior to the effectiveness of the Reverse Stock Split will become a holder of one share of the Common Stock after consummation of the Reverse Stock Split. Assuming another ratio is determined by the Board to be appropriate and employed, the number of shares to be exchanged to receive one share shall be reduced accordingly.

Accounting Matters

The Reverse Stock Split will not affect the par value of shares of the Common Stock. As a result, on the effective date of the Reverse Stock Split, the stated capital on the Company’s balance sheet attributable to the

Common Stock will be reduced by an amount between one-half and one-twentieth of its present amount, depending on the ratio selected by the Board of Directors, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net loss and per share net book value of the Common Stock will be increased as a result of the Reverse Stock Split, because there will be fewer shares of Common Stock outstanding.

Effect on Authorized and Outstanding Shares

The Company is currently authorized to issue a maximum of 200,000,000 shares of Common Stock. As of the record date, there were 142,273,531 shares of Common Stock issued and outstanding or reserved for issuance upon conversion or exchange of certain convertible or exchangeable securities and the exercise of outstanding options and warrants. The number of authorized shares of Common Stock will change as a result of the Reverse Stock Split at the same ratio that outstanding shares of Common Stock will change, so that the number of shares of Common Stock authorized as well as issued and outstanding and reserved for issuance will be reduced to a number that will be approximately equal to (i) the number of shares of Common Stock authorized as well as issued and outstanding and reserved for issuance immediately prior to the effectiveness of the Reverse Stock Split, divided by (ii) twenty, assuming the maximum ratio is employed. With the exception of the number of shares issued and outstanding or reserved for issuance, the rights and preferences of the shares of the Common Stock prior and subsequent to the Reverse Stock Split will remain the same. Following the effective date of the Reverse Stock Split, it is not anticipated that the Company’s financial condition, the percentage ownership of management, the number of shareholders, or any aspect of the Company’s business would materially change as a result of the Reverse Stock Split.

The Reverse Stock Split will be effected simultaneously for all of the Common Stock and the exchange ratio will be the same for all of the Common Stock. The Reverse Stock Split will affect all shareholders uniformly and will not affect any shareholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any shareholder owning a fractional share. See “Fractional Shares” below. Common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Common Stock is currently registered under Section 12(g) of the Exchange Act, and as a result, the Company is subject to periodic reporting and other requirements. The proposed Reverse Stock Split will not affect the registration of the Common Stock under the Exchange Act.

The table below depicts the potential effects of the Reverse Stock Split, assuming certain exchange ratios, within the 1-for-2 and 1-for-20 range, upon the number of shares of Common Stock issued and outstanding, the number of shares of Common Stock reserved for future issuance and the number of authorized but unissued shares of Common Stock all as of the Record Date. The Board shall determine the exact exchange ratio of the Reverse Stock Split for which this Proxy is solicited.

Reverse Stock Split	Common Stock Outstanding (1)	Shares Reserved For Issuance (2)	Shares Authorized for Issuance (3)	Shares Available for Future Issuance (4)
Before Split	22,513,614	119,759,917	200,000,000	57,726,469
1-for-2	11,256,807	59,879,958	100,000,000	28,863,234
1-for-5	4,502,722	23,951,983	40,000,000	11,545,293
1-for-10	2,251,361	11,975,991	20,000,000	5,772,646
1-for-20	1,125,680	5,987,995	10,000,000	2,886,323

(1)	Represents the total number of shares of Common Stock issued and outstanding after the reverse stock split, but without giving effect to any changes resulting from the payment of cash in lieu of fractional shares.
(2)	Represents the total number of shares of Common Stock reserved for issuance upon exchange of the Exchangeable Shares, conversion of Series D Preferred Stock and Series E Preferred Stock and exercise of outstanding options, warrants, convertible debt and other rights agreements, but without giving effect to any changes resulting from the payment of cash in lieu of fractional shares.

(3)	Represents the total number of shares of Common Stock authorized for issuance as of the Record Date.
(4)	Represents the total number of shares of Common Stock available for issuance after giving effect to the reverse stock split, but without giving effect to any changes resulting from the payment of cash in lieu of fractional shares.

Outstanding Options and Warrants

On the Split Effective Date (as defined in the Certificate of Amendment), all outstanding options, warrants and future or contingent rights to acquire Common Stock will be adjusted to reflect the Reverse Stock Split. With respect to outstanding options and warrants to purchase Common Stock, the number of shares of Common Stock that such holders may purchase upon exercise of such options or warrants will decrease, and the exercise prices of such options and warrants will increase, in proportion to the fraction by which the number of shares of Common Stock underlying such options and warrants are reduced as a result of the Reverse Stock Split. The number of shares of Common Stock to be received pursuant to outstanding contingent rights and conversion rights will also be adjusted proportionally to reflect the Reverse Stock Split.

Effect on Series D Preferred Stock and Series E Preferred Stock

The number of shares of Series D Preferred Stock and Series E Preferred Stock that are outstanding as of the Split Effective Date will not be affected by the Reverse Stock Split of the Common Stock; however, the conversion ratio for the outstanding shares of Series D Preferred Stock and Series E Preferred Stock will be adjusted pursuant to the terms of such securities to reflect proportional adjustments necessary as a result of the Reverse Stock Split.

Effect on Exchangeable Shares

Critical Path Messaging Co. will effect a separate reverse stock split of its outstanding Exchangeable Shares. This reverse stock split will be effective as of the Split Effective Date and in the same ratio as selected for the Reverse Stock Split so that each Exchangeable Share will continue to be exchangeable for approximately one share of Common Stock.

Effects of Reverse Stock Split on Company’s Rights Agreement

The Company adopted a preferred stock rights agreement as of March 19, 2001 (subsequently amended on November 6, 2001, November 18, 2003, January 16, 2004, March 9, 2004 and June 24, 2004), whereby the Company declared a dividend distribution of one right (a “Right”) for each outstanding share of Common Stock outstanding as of May 15, 2001. Each share of Common Stock outstanding at the Split Effective Date shall have the same number of Rights associated with it as were associated with one share of Common Stock immediately prior to the Split Effective Date. The exercise price associated with each Right, however, shall be adjusted so that the exercise price after the Split Effective Date shall equal the result obtained by multiplying the exercise price in effect immediately prior to the Reverse Stock Split by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the Reverse Stock Split and the denominator of which shall be the total number of shares of Common Stock outstanding immediately after the Reverse Stock Split. The number of shares of Series C Participating Preferred Stock issuable upon exercise of each Right outstanding after the Reverse Stock Split shall equal the number of shares of Series C Participating Preferred Stock as were issuable with respect to one Right immediately prior to the Reverse Stock Split.

Effect on Dividends

As of September 10, 2004, there were accreted dividends in the aggregate amount of approximately $12.9 million for the Series D Preferred Stock, $800,000 for the Series E Preferred Stock and no arrears in dividends for the Common Stock. The proposed Reverse Stock Split will not have an effect on the aggregate amount of the arrearage at the time of the Reverse Stock Split.

Potential Odd Lots

If approved, the Reverse Stock Split will result in some shareholders holding fewer than 100 shares of Common Stock and as a consequence may incur greater costs associated with selling such shares. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis than the cost of transaction in even multiples of 100 shares.

Shares of Common Stock Available for Future Issuance

As a result of the Reverse Stock Split, there will be a reduction in the number of shares of Common Stock issued and outstanding and a proportionate decrease in the number of authorized shares that would be unissued and available for future issuance.

Potential Anti-Takeover Effect

The Reverse Stock Split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of Common Stock or obtain control of the Company. Other than the Reverse Stock Split proposal, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Company’s articles of incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

In connection with the approval of the reverse stock split, shareholders of the Company will not have a right to dissent and obtain payment for their shares under California law or the Company’s Restated Articles of Incorporation or By-laws.

Manner of Effecting the Reverse Stock Split and Exchange of Stock Certificates

In the event of (a) approval of the Reverse Stock Split by the Company’s shareholders and (b) a determination by the Board of Directors to implement the Reverse Stock Split (and the appropriate ratio therefor), the Reverse Stock Split will be effected by the filing of the Certificate of Amendment with the Secretary of State of California. However, the exact timing of the filing of such Certificate of Amendment, if at all, and the ratio of the Reverse Stock Split will be determined by the Board of Directors based upon its evaluation as to when such action will be most advantageous to the Company and its shareholders.

In such events, the Reverse Stock Split will become effective on the Split Effective Date set forth in the Certificate of Amendment. As soon as practicable after the Split Effective Date, the Company will send a letter of transmittal to each holder of record of Existing Shares outstanding on the Split Effective Date. The letter of transmittal will contain instructions for the surrender of certificates representing the Existing Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing Existing Shares, the holder of record will be entitled to receive a certificate representing the number of New Shares into which such holder’s Existing Shares have been converted as a result of the Reverse Stock Split.

The Board of Directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing such Certificate of Amendment, the Board of Directors, in its sole discretion, determines that it is no longer in the best interests of the Company and its shareholders.

Shareholders should not submit any certificates until requested to do so.

No new certificate will be issued to a holder of record until such holder has surrendered all outstanding certificates together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing Existing Shares will be deemed for all corporate purposes after the Split Effective Date to evidence ownership of New Shares in the appropriately reduced number. No fees or other commissions will be charged to shareholders to effect the exchange of Existing Shares for New Shares.

Fractional Shares

As a result of the Reverse Stock Split, the conversion of a shareholder’s Existing Shares into New Shares as described above may result in the creation of fractional interests in shares. For instance, if the reverse split ratio selected by the Board is 1-for-7.5 a shareholder who owns 100 Existing Shares would notionally be entitled to receive after the Split Effective Date 13.33 New Shares. The approximately one-third share is a fractional interest in a share. The Company will not issue fractional shares. Shareholders (other than holders of Exchangeable Shares) who otherwise would be entitled to receive a fractional share will, upon surrender to the exchange agent of the certificate or certificates representing the pre-split Common Stock held by them receive cash in respect of that fractional share at the market price applicable to such stock. The market price for the Common Stock will be determined by reference to the average closing sale price of the Common Stock on the National Market for the 10 business days prior to the day on which the Reverse Stock Split becomes effective.

Due to requirements under the corporate law of Nova Scotia, the jurisdiction under which Critical Path Messaging Co. is incorporated, holders of fractional Exchangeable Shares will have their fractions rounded up to the nearest whole Exchangeable Share.

Proposed Form of Certificate of Amendment to the Amended and Restated Articles of Incorporation

If the shareholders approve the Reverse Stock Split and the Board of Directors decides to effect the Reverse Stock Split, the Company will amend the existing provision of its Amended and Restated Articles of Incorporation relating to the Company’s authorized Common Stock as set forth in the Certificate of Amendment included as Appendix A to this Proxy Statement, and the Certificate of Amendment (as completed to account for the split exchange ratio and the Split Effective Date) shall become effective upon the filing of such amendment with the Secretary of State of California.

Certain United States Federal Income Tax Consequences

The Company believes that the United States federal income tax consequences of the Reverse Stock Split to holders of Existing Shares and holders of New Shares will be as follows:

1. No gain or loss will be recognized by a shareholder on the surrender of the Existing Shares or on the receipt of a certificate representing New Shares, except with respect to receipt of cash in lieu of fractional shares. Unless a shareholder’s receipt of cash in lieu of a fractional share has the effect of a distribution with respect to such shareholder’s New Shares, gain or loss will be recognized by a shareholder on the receipt of cash in lieu of a fractional share of Common Stock issued pursuant to the Reverse Stock Split in an amount equal to the difference, if any, between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s tax basis that is allocable to such fractional share. Such gain or loss will be treated as capital gain or loss, and further will be treated as long-term capital gain or loss if the shareholder’s holding period in the shares of Common Stock surrendered is more than one year. For purposes of determining whether a shareholder’s receipt of cash in lieu of a fractional share has the effect of a distribution with respect to a shareholder’s New Shares, the shareholder will be treated as if it first exchanged all of its Existing Shares solely for New Shares (including the fractional New Share) and then the Company will be treated as having immediately redeemed the fractional New Share for cash. Receipt of cash will generally not have the effect of a distribution to the shareholder if such receipt is, with respect to such shareholder, “not essentially equivalent to a dividend,” “substantially disproportionate,” or completely terminates such shareholder’s interest in the Company, each within the meaning of Section 302(b) of the Internal Revenue Code. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly traded and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to distribution) treatment. In determining the interest of a shareholder in a corporation, certain constructive ownership rules must be taken into account. Any amounts received by a shareholder in lieu of a fractional share that are considered to be a distribution with respect to such shareholder’s New Shares under the foregoing rules will be treated for tax purposes (i) first as ordinary dividend income to the extent of the shareholder’s ratable share of the Company’s current and accumulated earnings and profits, as computed for United States federal income tax purposes, (ii) second as a nontaxable return of capital to the extent of such shareholder’s aggregate tax basis in its New Shares, and (iii) the excess, if any, as a capital gain. The Company did not have any positive accumulated earnings and profits as of December 31, 2003 and, although no assurance can be given, does not anticipate having positive current earnings and profits during 2004.

2. The aggregate tax basis of a shareholder’s New Shares will equal the aggregate tax basis of such shareholder’s Existing Shares exchanged therefor (reduced by the amount, if any, of any tax basis used to offset gain realized on the receipt of cash in lieu of a fractional share), and will be allocated among the New Shares on a pro rata basis. Shareholders who have used the specific identification method to identify their basis in their Existing Shares should consult their own tax advisors to determine their basis in the New Shares received in the Reverse Stock Split.

3. The holding period of the New Shares will include the holding period of the Existing Shares.

The foregoing is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not address all of the tax consequences that may be relevant to a particular shareholder and does not address the tax consequences to shareholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident foreign individuals, broker-dealers, tax exempt entities and shareholders who do not hold their Existing Shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). The state and local tax consequences of the Reverse Stock Split may vary significantly as to each shareholder, depending upon the state in which the shareholder resides. The foregoing summary is included for general information only. Accordingly, shareholders are urged to consult their own tax advisors with respect to the United States federal, state and local tax consequences of the Reverse Stock Split.

Canadian Federal Income Tax Considerations

The following summary describes the principal Canadian federal income tax considerations of the Reverse Stock Split generally applicable to holders of Exchangeable Shares or Common Stock (a “Canadian Holder”) who, for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”), are or are deemed to be, resident in Canada, hold their shares as capital property and deal at arm’s length with the Company.

This summary is based upon the current provisions of the Canadian Tax Act and the regulations under that Act in force as of the date of this proxy statement, the Company’s understanding of the current published administrative practices of the Canada Revenue Agency and all specific proposals to amend the Canadian Tax Act and regulations announced by the Minister of Finance (Canada) prior to the date of this proxy statement. This summary does not take into account provincial, territorial or foreign tax considerations which may differ from those discussed in this proxy statement, nor does it address the tax consequences to “financial institutions” as defined in the Canadian Tax Act.

This summary is of a general nature only and it is not intended to be, nor should it be construed as, legal or tax advice to any Canadian Holder. Accordingly, Canadian Holders should consult their own tax advisors in analyzing the Canadian tax consequences to them in light of their particular circumstances.

A Canadian Holder of Common Stock or Exchangeable Shares generally will not realize a capital gain or a capital loss under the Canadian Tax Act on the Reverse Stock Split and the adjusted cost base to the Canadian Holder of the New Shares immediately after the Reverse Stock Split will be equal to the aggregate adjusted cost base to the Canadian Holder of the Common Stock and/or Exchangeable Shares immediately before the Reverse Stock Split.

Where a Canadian Holder receives cash in lieu of receiving a fraction of a New Share, the Canadian Holder will be treated as having disposed of that fraction of a New Share for proceeds of disposition equal to the cash received. The Canadian Holder may realize a capital gain (or a capital loss) for Canadian tax purposes equal to the amount by which those proceeds of disposition, net of any reasonable costs of disposition, exceeds (are less than) the portion of the aggregate adjusted cost base of the Common Stock or Exchangeable Shares, as the case may be, to the Canadian Holder that is allocable to the fractional New Share. That portion of the aggregate adjusted cost base allocable to the fractional New Share will not be included in the adjusted cost base of the New Shares received by the Canadian Holder after the Reverse Stock Split.

Vote Required

Approval of the Certificate of Amendment to the Amended and Restated Articles of Incorporation and the Reverse Stock Split will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock and shares of certain securities that are convertible into or exchangeable for Common Stock, entitled to vote at the Annual Meeting, voting together as a class, and of a majority of the issued and outstanding shares of Common Stock, voting as a separate class, whether or not present or represented by proxy at the Annual Meeting. In addition, the affirmative vote of a majority of the issued and outstanding shares of Series D Preferred Stock, voting as a separate class, is also required.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote (a) for approval of the proposal to permit the Board of Directors, at its sole discretion, to amend the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split of the Common Stock at a specified ratio to be determined by the Board of Directors within a range from 1-for-2 to 1-for-20 and (b) for approval of the form of Certificate of Amendment to the Amended and Restated Articles of Incorporation by which the Board of Directors may consummate such action.

Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby for the approval of the grant of discretionary to the Board of Directors to effect a reverse stock split at a ratio within a range from 1-for-2 to 1-for-20 and the form of Certificate of Amendment to the Amended and Restated Articles of Incorporation.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The audit committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2004. The Board of Directors has endorsed this appointment and has further directed that management submit the selection of independent accountants for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since the fiscal year ended 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers to the shareholders for ratification. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Audit Fees

The aggregate fees for professional services billed by PricewaterhouseCoopers LLP, the Company’s independent auditors, in connection with their audit of the Company’s consolidated financial statements, reviews of the consolidated financial statements included in its quarterly reports on Form 10-Q and related statutory and regulatory filings were:

Fiscal year ended December 31:
2003	$628,283
2002	$378,400

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services related to the performance of their audit and review of the Company’s financial statements that are not included in the “audit fees” above were:

Fiscal year ended December 31:
2003	$12,900
2002	$23,000

These audit-related fees billed by PricewaterhouseCoopers LLP related to consultation on revenue recognition related to specific license software agreements negotiated during the related annual period and consultation on accounting related to the financing transaction completed in November 2003.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services related to tax compliance, tax advice and tax planning were:

Fiscal year ended December 31:
2003	$523,204
2002	$494,665

These professional service fees billed by PricewaterhouseCoopers LLP related to tax compliance work for domestic and international tax filings, consultation on sales, use and franchise tax filings and audits, consultation on foreign statutory compliance and consultation on tax related structures of certain vendor contracts.

All Other Fees

There were no fees billed by PricewaterhouseCoopers for any other products and services not included in “audit fees,” “audit-related fees,” and tax fees.

Pre-Approval Policies and Procedures

The Audit Committee charter and SEC rules require the Audit Committee, or a committee of the Audit Committee, to pre-approve the provision of all auditing and non-audit services to the Company and its subsidiaries by its independent auditors and all audit and non-audit engagement fees and terms. The Audit Committee must also pre-approve the engagement of non-audit services to be performed by other certified public accounting firms that are not the Company’s independent auditors. In connection with the approval of non-audit services, the Audit Committee must consider whether the independent auditors’ performance of any non-audit services is compatible with the independence of its auditors. In fiscal year 2003, the Audit Committee pre-approved 100% of the services performed by PricewaterhouseCoopers relating to “audit-related fees,” “tax fees,” and “all other fees.”

Vote Required

In order to ratify the selection of PricewaterhouseCoopers LLP, the affirmative vote of the holders of shares of Common Stock, including shares of certain securities that are convertible into or exchangeable for Common Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting must exceed the number of such shares voted against the proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote in favor of the ratification of PricewaterhouseCoopers LLP as the company’s independent accountants.

Unless otherwise instructed, the proxy holders named in each proxy will vote the shares for the ratification of PricewaterhouseCoopers LLP as the company’s independent accountants.

REPORT OF THE AUDIT COMMITTEE1

The Audit Committee acts under a written charter first adopted and approved by the Board of Directors and the Audit Committee in June 2000 and amended in June 2002 and January 2004. All of the members of the Audit Committee are independent as defined by the Company’s standards as set forth in the Audit Committee Charter and the independence standards established by the Nasdaq Stock Market, with the exception of Mr. Ford, who served on the Audit Committee during 2003, who may not be considered wholly independent because he is a managing member of General Atlantic Partners, LLC, one of the Company’s affiliates. In compliance with Rule 4350(d)(2)(B) of the Nasdaq Stock Market’s listing standards, the Company’s Board of Directors determined that Mr. Ford’s continued membership on the Audit Committee is in the best interests of the Company and its shareholders because of the extent of his knowledge and experience in financial matters. Mr. Ford resigned from the Audit Committee in May 2004.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K, and the amendment thereto, with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements for the fiscal year ended December 31, 2003.

The Audit Committee is responsible for recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K and any amendments thereto. The Audit Committee took several steps in making this recommendation for 2003, including, discussing with PricewaterhouseCoopers LLP, the Company’s independent accountants, those matters the independent accountants communicated to and reviewed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit. Additionally, the Audit Committee met with the independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and in compliance with Statement on Auditing Standards No. 61. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

In addition, the Audit Committee has discussed with the Company’s independent accountant their independence from management and the Company, including the matters received in the written disclosures and the letter required by the Independence Standards Board Standard No. 1. This discussion and disclosure informed the Audit Committee of the accountants’ independence, and assisted the Audit Committee in evaluating such independence.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereto and irrespective of any general incorporation language contained in such filing.

Finally, the Audit Committee reviewed and discussed, with the Company’s management and the independent accountants, the Company’s audited consolidated balance sheet at December 31, 2003 and December 31, 2002 and consolidated statements of operations, shareholders’ equity and cash flows for the three years ended December 31, 2003. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K, and the amendment thereto, for the year ended December 31, 2003 for filing with the SEC.

AUDIT COMMITTEE

Ross Dove1

Raul J. Fernandez2

William E. Ford3

Michael J. Shannahan4

Steven R. Springsteel1

Jeffrey Webber2

1.	Appointed to the Audit Committee at a meeting of the Board of Directors held on April 24, 2003. Accordingly, Mr. Dove and Mr. Springsteel participated in the activities described in this report occurring after this date.
2.	Mr. Fernandez resigned from the Audit Committee on April 24, 2003. Mr. Webber resigned from the Audit Committee and the Board of Directors on April 24, 2003. Accordingly, Mr. Fernandez and Mr. Webber participated in the activities described in this report occurring prior to this date.
3.	Served on the Audit Committee throughout 2003, but is not a current member of the Audit Committee.
4.	Appointed to the Audit Committee in 2004. Accordingly, Mr. Shannahan did not participate in the activities described in this report.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Proposals of shareholders that are intended to be presented at the Company’s Annual Meeting of Shareholders in 2005 must be received by the Secretary of the Company by June 16, 2005, to be included in the proxy statement and proxy relating to that meeting. Shareholder proposals received by the Company after that time will be considered untimely. In addition, a shareholder proposal will be ineligible for presentation at the meeting unless the shareholder gives such timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Company’s Bylaws provide that the Company must have received the shareholder’s notice not less than 120 days before the date the Company’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting, or June 16, 2005.

MATTERS NOT DETERMINED AT THE TIME OF SOLICITATION

The Board is not aware of any other matters to come before the meeting. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed Proxy promptly.

The Company’s 2003 Annual Report on Form 10-K, as amended, has been mailed with this Proxy Statement. The Company will provide copies of the exhibits to the Annual Report on Form 10-K, as amended, but will charge a reasonable fee per page to any requesting shareholder. Shareholders of record may make such request in writing to the Company at 350 The Embarcadero, San Francisco, California 94105-1204, Attention: Michael J. Zukerman, Secretary. The request must include a representation by the shareholder that as of September 21, 2004, the shareholder was entitled to vote at the Annual Meeting.

By Order of the Board of Directors

/s/ Michael J. Zukerman

Michael J. Zukerman

Executive Vice President,

General Counsel and Secretary

Dated: October 8, 2004

APPENDIX A

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CRITICAL PATH, INC.,

a California corporation

The undersigned, Mark J. Ferrer and Michael J. Zukerman, do hereby certify that:

1. They are the duly elected and acting Chief Executive Officer and Executive Vice President, General Counsel and Secretary, respectively, of Critical Path, Inc., a California corporation (the “Corporation”).

2. Articles of Incorporation of this Corporation were originally filed with the Secretary of State of California on February 19, 1997 under the name Digital Post Office Corporation. An amended and restated set of the Articles of Incorporation were filed on August 27, 1997 with the name of the Corporation changed to Critical Paths Inc. On March 26, 1998 the Corporation filed an Amended and Restated Articles of Incorporation and again changed the name of the Corporation to Critical Path, Inc. and altered the capital structure of the Corporation. On September 4, 1998, the Corporation filed an Amended and Restated Articles of Incorporation altering the capital structure and authorized stock. On December 17, 1998 the Corporation filed a Certificate of Amendment to the Amended and Restated Articles of Incorporation revising the capital structure of the Corporation. On January 5, 1999, the Corporation filed an additional Certificate of Amendment to the Amended and Restated Articles of Incorporation again revising its capital structure. On April 1, 1999 the Corporation filed a fully Amended and Restated Articles of Incorporation increasing the authorized shares of the Corporation to 155,000,000. On April 5, 2000, the Corporation authorized and issued the Special Voting Stock in connection with the closing of the acquisition of The DocSpace Company, amending its Articles of Incorporation to reflect such issuance. On January 5, 2001, the Corporation filed a Certificate of Amendment to the Amended and Restated Articles of Incorporation that increased the authorized shares outstanding to 505,000,000. On May 11, 2001, the Corporation filed a Certificate of Determination of Rights, Preferences and Privileges of Series C Participating Preferred Stock. On November 9, 2001, the Corporation filed a Certificate of the Powers, Designations, Preferences and Rights to the Amended and Restated Articles of Incorporation of Series D Cumulative Redeemable Convertible Participating Preferred Stock. On August 1, 2003, the Corporation filed a Certificate of Amendment to Amended and Restated Articles of Incorporation to effect a one-for-four reverse stock split. On November 20, 2003, the Corporation filed a Certificate of Increase in Number of Shares of Series D Cumulative Redeemable Convertible Preferred Stock that increased the number of shares of Series D Cumulative Redeemable Convertible Preferred Stock from four million (4,000,000) to four million one hundred eighty-eight thousand five hundred eighty-seven (4,188,587). On July 2, 2004, the Corporation filed a Certificate of Amendment to Amended and Restated Articles of Incorporation that increased the total number of authorized shares of the Corporation from one hundred thirty million (130,000,000) to two hundred seventy-five million (275,000,000), the authorized shares of Common Stock from one hundred twenty-five million (125,000,000) to two hundred million (200,000,000) and the authorized shares of Preferred Stock from five million (5,000,000) to seventy-five million (75,000,000), an Amended and Restated Certificate of Determination of Preferences of Series D Redeemable Convertible Stock and a Certificate of Determination of Preferences of Series E Redeemable Convertible Preferred Stock.

3. Pursuant to Section 907 of the California Corporations Code, this Certificate of Amendment amends Article III of the Corporation’s Articles of Incorporation such that Article III of the Corporation’s Articles of Incorporation shall read in full as follows:

“ARTICLE III

STOCK

This Corporation is authorized to issue two classes of stock to be designated respectively, Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”). The total number of shares of capital stock which the Corporation is authorized to issue is [                    ] shares, of which [                    ] shares shall be Common Stock, and Seventy-Five Million (75,000,000) shares shall be Preferred Stock. Both the Common Stock and the Preferred Stock shall have par value of $0.001 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized, within the limitations and restrictions stated in this Amended and Restated Articles of Incorporation, to provide for the issue, in one or more series, of all or any of the remaining wholly unissued shares of the Preferred Stock, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of California. The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Upon the date of filing of this Certificate of Amendment with the California Secretary of State (the “Effective Date”) each one of the outstanding shares of the Corporation’s Common Stock shall be converted and reconstituted into one-[              (1/    )] of a share of the Common Stock of the Corporation (the “Reverse Stock Split”). The outstanding and authorized number of shares and relative powers, rights and restrictions of the Corporation’s Series E Redeemable Convertible Preferred Stock (the “Series E Preferred Stock”), Series D Redeemable Convertible Preferred Stock (the “Series D Preferred Stock”) and Series C Participating Preferred Stock shall not be effected by the Reverse Stock Split, except as to proportional adjustments to the conversion ratio for the outstanding Series E Preferred Stock, Series D Preferred Stock and Series C Preferred Stock. No fractional share shall be issued in connection with the Reverse Stock Split, instead, all shares of common stock so split that are held by a shareholder would otherwise be entitled as a result of the Reverse Stock Split, the Corporation shall pay such holder a cash amount, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled by (ii) the average closing sale price of the shares of common stock (on a post-split basis) for the ten trading days immediately prior to the Effective Date or, if no such sale takes place in such days, the average of the close bid and asked prices for such days (on a post-split basis), in each case as officially reported by The Nasdaq National Market, or such exchange as may be applicable. Shares of common stock that were outstanding prior to the Reverse Stock Split and that are not outstanding after and as a result of the Reverse Stock Split shall resume the status of authorized but unissued shares of common stock.”

4. The foregoing amendment to the Amended and Restated Articles of Incorporation has been duly approved by this Corporation’s Board of Directors. The forgoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 and 903 of the California Corporations Code. As of the record date for the annual meeting of shareholders in which the foregoing amendment to the Amended and Restated Articles of Incorporation was approved, the total number of outstanding shares of the Corporation was [                    ] shares of Common Stock, [                    ] shares of

Series D Preferred Stock, [                    ] shares of Series E Preferred Stock and one share of Special Voting Stock. The number of shares voting in favor of the amendment equaled or exceed the vote required. The percentage vote required under the law and the Articles of Incorporation in effect at the time of this amendment was more than 50% of the outstanding Common Stock, including the shares of Common Stock issuable upon conversion of the Series D Preferred Stock and the Series E Preferred Stock, and the votes represented by the Special Voting Stock, voting together as a class, more than 50% of the outstanding Common Stock, voting separately as a class, and more than 50% of the outstanding Series D Preferred Stock, voting separately as a class.

Dated:

By:
Mark J. Ferrer
Chief Executive Officer

Dated:

By:
Michael J. Zukerman
Executive Vice President, General Counsel and Secretary

APPENDIX B

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF

CRITICAL PATH, INC.

PURPOSE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Critical Path, Inc. (the “Company”) is to assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company, and such other duties as directed by the Board. The Committee shall serve as a channel of communication between the independent auditors and the Board. The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, and on the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Committee is directly responsible for the appointment, compensation, and oversight of the public accounting firm engaged to prepare or issue an audit report on the financial statements of the Company.

Notwithstanding the purpose of the Committee, it is understood that the Committee duties do not include planning or conducting audits or determining that the Company’s financial statements are accurate, complete and in accordance with generally accepted accounting principles. The foregoing is the responsibility of management and the independent auditors.

The Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP AND PROCEDURES

Membership and Appointment

The Audit Committee members shall consist of not fewer than three members of the Board of Directors and shall be appointed from time to time by the Board of Directors based on recommendations from the Nominating and Governance Committee, if any.

Chairperson

A chairperson of the Committee (the “Chairperson”) may be designated by the Board upon recommendations by the Nominating and Governance Committee of the Board, if any. In the absence of such designation, the members of the Committee may designate the Chairperson by majority vote of the full Committee membership.

Independence and Qualifications

The Audit Committee members shall meet the following criteria:

1. Each member shall meet the applicable independence requirements as may be established from time to time by the National Association of Securities Dealers, Inc. (“NASD Rules”), as amended, and by the federal securities laws or rules thereunder;

2. Each member shall meet the applicable financial literacy and experience requirements of the NASD Rules and the federal securities laws or rules thereunder, including but not limited to being generally knowledgeable in financial and auditing matters and able to read and understand fundamental financial statements; and

3. The Board shall appoint at least one member to the Committee who has “financial sophistication” as defined in the NASD Rules.

Meetings

1. Frequency. The Chairperson shall determine the frequency of meetings, but the Audit Committee shall meet at least four times annually. The Committee will meet separately from the Board of Directors.

2. Time of Meetings. Meetings shall occur at the following times, among others: prior to commencement of the annual audit and prior to completion of the annual audit. Meetings may be held in conjunction with regularly scheduled meetings of the Board or otherwise. Notice of meetings shall be given in accordance with the provisions of the Company’s Bylaws.

3. Executive Session. After meeting with the Company’s management, at each meeting there shall be an executive session held without management present.

4. Written Agendas. Each Audit Committee meeting shall have a written agenda. The Chairperson shall determine the agenda.

Minutes

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

Delegation

The Committee may, by resolution passed by a majority of the Committee, designate one or more subcommittees, each subcommittee to consist of two or more members of the Committee. Any such subcommittee to the extent provided in the resolutions of the Committee, and to the extent permitted by applicable law or NASD Rule, shall have the power and authority of the Committee to grant preapprovals of auditing and non-audit services by the independent auditor or other CPA firms. Any decision of a subcommittee to whom authority is delegated to preapprove an activity shall be presented to the Committee at each of its scheduled meetings.

Direct Access to Advisors and Internal Information

The Committee shall keep the Board of Directors apprised of its activities and shall advise the Board in detail of its material findings on a periodic basis. The Audit Committee will annually prepare a written report to the Board of Directors summarizing its activities, conclusions and recommendations for the past year and its agenda for the coming year. These reports shall include, but not be limited to, the information required by Item 306 of Regulation S-K, Item 7(d)(3) of Schedule 14A and Section 407 of the Sarbanes-Oxley Act of 2002.

Annual Performance Evaluation

The Committee shall perform an annual performance evaluation of the Committee and, to the extent the Committee so determines, make recommendations to the Board for changes or modifications to the Committee’s Charter.

Reports to the Board of Directors

At all times, the Audit Committee shall have direct access to the Company’s financial and legal advisors, including the Company’s outside counsel and independent auditors. In fulfilling its functions, the Audit Committee shall have the right to hire, at the Company’s expense, counsel, public accountants, and other advisors as it determines necessary to carry out its duties, although such retention would normally occur only when special circumstances arise. All Committee members shall have unlimited access to management and employees. The Audit Committee shall likewise have direct and unrestricted access to all relevant internal Company information.

DUTIES AND RESPONSIBILITIES

The following shall be the common recurring duties and responsibilities of the Committee in carrying out its oversight functions. These duties and responsibilities are set forth below as a guide to the Committee with the understanding that the Committee may alter or supplement them as appropriate under the circumstances to the extent permitted by applicable law, regulation or listing standard

1. The Committee shall have the sole authority to appoint or replace the Company’s independent auditors (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the Audit Committee.

2. The Committee, or a subcommittee of the Committee, shall pre-approve the provision of all auditing and non-audit services by the independent auditors to the Company and its subsidiaries and shall also approve all audit and non-audit engagement fees and terms with the independent auditors. The Committee shall pre-approve the engagement of non-audit services to be performed by other certified public accounting firms that are not the Company’s independent auditors.

3. In connection with the Committee’s approval of non-audit services, the Committee shall consider whether the independent auditors’ performance of any non-audit services is compatible with the independent auditors’ independence.

4. At least annually, the Committee shall obtain and review a report by the independent auditors describing:

(a) the independent auditors’ internal quality-control procedures;

(b) any material issues raised by the most recent internal quality control review or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and the steps taken to deal with those issues; and

(c) all relationships between the independent auditors’ and the Company, in order to assess the auditors’ independence.

5. The Committee shall review the report by the independent auditors, which is required by Section 10A of the Securities Exchange Act of 1934, concerning:

(a) all critical accounting policies and practices to be used;

(b) alternative treatments of financial information within GAAP that have been discussed with management officials, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

(c) any other material written communications between the independent auditors and the Company’s management.

6. The Committee shall review and discuss the annual audited financial statements and quarterly financial statements with management, the internal auditors (if applicable) and the independent auditors, including the Company’s disclosures under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s reports filed with the SEC. The Committee shall review any significant disputes that have arisen between management and the independent auditors in connection with the preparation of those financial statements.

7. The Committee shall review disclosures made to the Committee by the Company’s chief executive officer and chief financial officer during their certification process for Forms 10-K and Forms 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

8. In connection with its review of the Company’s financial statements, the Committee shall review and discuss with management, the internal auditors (if applicable) and the independent auditors the matters relating to the conduct of the audit required to be discussed by Statement on Accounting Standards Nos. 61 and 90 (Communications with Audit Committees), as they may be modified or supplemented, including the auditors’ judgment about the quality, not just acceptability, of the Company’s accounting principles as applied in its financial reporting.

9. The Committee, as a whole or through the Chairperson, shall review the impact on the financial statements of significant events, transactions or changes in accounting principles or estimates that potentially affect the quality of the financial reporting with management, the internal auditors (if applicable) and the independent auditors prior to filing of the Company’s Reports on Forms 10-K or 10-Q, or as soon as practicable if the communications cannot be made prior to its filing.

10. Based on its review and discussions with management, the internal auditors (if applicable) and the independent auditors, the Committee shall recommend to the Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K).

11. The Committee shall prepare or cause the preparation of the report required by SEC rules to be included in the Company’s annual shareholders’ meeting proxy statement.

12. The Committee shall generally discuss earnings press releases as well as financial information and earnings guidance provided to financial analysts and rating agencies.

13. The Committee shall formulate and recommend to the Board a code of ethics and business conduct for directors, officers and employees of the Company (a “Code of Conduct”). The Committee shall obtain reports from management concerning compliance with the Code of Conduct and the Company’s other compliance policies and guidelines, and advise the Board with respect to such compliance. The Committee shall from time to time recommend to the Board any revisions to the Code of Conduct and other compliance policies and guidelines that the Committee deems appropriate or to ensure compliance with applicable securities laws or regulations and securities listing requirements.

14. The Committee shall establish procedures for:

(a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(b) the confidential, anonymous submission by the Company’s employees of concerns regarding accounting or auditing matters.

15. The Committee shall communicate to the Board any issues with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the independent audit function.

16. The Committee shall establish the Company’s hiring policies for employees or former employees of the Company’s independent auditors.

17. Periodically, the Committee shall meet with the independent auditors, to discuss the following subject areas among others:

(a) What are the Company’s primary internal control risks and areas of financial reporting weaknesses, and how can they be improved;

(b) Whether the independent auditors have noticed any end of the year or unusually large transactions that require further investigation;

(c) The aggressive or conservative nature of the Company’s financial reporting policies;

(d) Whether the independent auditors have had any disagreement with management regarding financial reporting; and

(e) Whether the independent auditors have had the full cooperation of management in connection with the audit.

18. The Committee shall ascertain from management the Company’s primary business and financial exposure risks.

19. The Committee shall review management’s responses to the recommendations of the independent auditors and internal auditors (if applicable).

20. Periodically, the Committee shall meet with management to discuss the following matters among others:

(a) Company budgets and forecasts, and the extent to which current operations are meeting such budgets and forecasts;

(b) Company compliance with internal codes of ethics and other internal procedures; and

(c) Regulatory compliance.

RELIANCE ON INFORMATION PROVIDED

In adopting this Charter, the Board of Directors acknowledges that the Committee members are not employees of the Company and are not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the external auditor’s work or auditing standards. Each member of the Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Company that provide information to the Committee and the accuracy and completeness of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary.

AMENDMENTS

This Charter and any provision contained herein may be amended or repealed by the Board.

MISSION

The Audit Committee is the key overseer of the Company’s accounting policies, financial reporting and internal financial controls. It appoints, compensates and oversees the work of the Company’s external auditors. The key to successful performance of its functions is strict independence from Company management combined with a thorough understanding of the Company’s business and material financial reporting issues.

CRITICAL PATH, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To be held on November 16, 2004

The undersigned hereby appoints William E. McGlashan, Jr., Mark J. Ferrer and Michael J. Zukerman, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of Critical Path, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Critical Path, Inc. to be held at 350 The Embarcadero, San Francisco, California on November 16, 2004 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

Unless a contrary direction is indicated, this Proxy will be voted FOR the election of directors, FOR Proposal 2 as more specifically described in the Proxy Statement, FOR Proposal 3 as more specifically described in the Proxy Statement, and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 1.

PROPOSAL NO. 1: To elect six directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified consisting of William E. McGlashan, Mark J. Ferrer, Peter L.S. Currie, Ross Dove, Frost R.R. Prioleau and Michael J. Shannahan:

☐  FOR ALL NOMINEES    ☐  WITHHELD FROM ALL NOMINEES

☐  FOR ALL NOMINEES, EXCEPT AS NOTED BELOW

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

PROPOSAL NO. 2: To approve (a) the grant of sole discretionary authority to Critical Path’s Board of Directors to amend Critical Path’s Amended and Restated Articles of Incorporation to effect a reverse stock split of Critical Path’s Common Stock at a ratio to be determined by the Board of Directors within a range from 1-for-2 to 1-for-20; and (b) the form of the Certificate of Amendment of Amended and Restated Articles of Incorporation by which the Board of Directors may consummate such action:

☐  FOR    ☐  AGAINST    ☐  ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

PROPOSAL NO. 3: To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the 2004 fiscal year.

☐  FOR    ☐  AGAINST    ☐  ABSTAIN

In their discretion, the proxies of the undersigned are authorized to vote upon such other business as may properly come before the meeting or any postponements, continuations and adjournments thereof, including, without limitation, any proposal to adjourn the meeting to a later time and place for the purpose of soliciting additional proxies unless the undersigned strikes this sentence.

Dated:

, 2004

Signature(s)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date, sign and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.